As filed with the Securities and Exchange Commission on June 25, 1999
                                            Registration Nos. 333-__________
                                                              333-_______-01
============================================================================

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C. 20549

                            ----------------------

                                   FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            ----------------------



                                                          DELAWARE
        WEBSTER FINANCIAL CORPORATION           (State or other jurisdiction of              No. 06-1187536
   (Exact name of registrant as specified        Incorporation or Organization)     (I.R.S. Employer Identification Number)
             in its charter)                              DELAWARE
        WEBSTER CAPITAL TRUST III               (State or other jurisdiction of             Application Pending
    (Exact name of registrant as                 Incorporation or Organization)     (I.R.S. Employer Identification Number)
  specified in its certificate of trust)


                                 WEBSTER PLAZA
                         WATERBURY, CONNECTICUT 06702
                                 (203) 753-2921
              (Address, including zip code, and telephone number,
                including area code, of registrant's executive
                                   offices)
                           ---------------------
                                JOHN V. BRENNAN
                           EXECUTIVE VICE PRESIDENT,
                     CHIEF FINANCIAL OFFICER AND TREASURER
                         WEBSTER FINANCIAL CORPORATION
                                 WEBSTER PLAZA
                         WATERBURY, CONNECTICUT 06702
                                (203) 578-2335
               (Name, address, including zip code, and telephone
              number, including area code, of agent for service)
                                ---------------

                                  Copies to:

                             STUART G. STEIN, ESQ.
                             JAMES E. SHOWEN, ESQ.
                             DANIEL KEATING, ESQ.
                            HOGAN & HARTSON L.L.P.
                          555 THIRTEENTH STREET, N.W.
                           WASHINGTON, DC 20004-1109
                                (202) 637-5600
                                ---------------



     Approximate date of commencement of proposed sale to the public: From time to time after this registration statement becomes effective.
     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|
     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.|X|
     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|
     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_|.
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|


                                                             CALCULATION OF REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------------------
                                                                     Proposed Maximum       Proposed Maximum
  Title of Each Class of                           Amount to be      Offering Price Per    Aggregate Offering       Amount of
Securities to be Registered (1)                   Registered (2)      Security (3)(4)           Price (4)         Registration Fee
----------------------------------------------------------------------------------------------------------------------------------
WEBSTER FINANCIAL CORPORATION:
Debt Securities.............................                  (4)            (4)                       (4)
Common Stock, par value $0.01 per share.....                  (4)            (4)                       (4)
Preferred Stock, par value $0.01 per share..                  (4)            (4)                       (4)
Depositary Shares...........................                  (4)            (4)                       (4)
Purchase Contracts..........................                  (4)            (4)                       (4)
Purchase Units..............................                  (4)            (4)                       (4)
Warrants (5)................................                  (4)            (4)                       (4)
Guarantees of Trust Preferred Securities of
Webster Capital Trust III (6)...............                  (4)            (4)                       (4)
Webster Capital Trust III:
Trust Preferred Securities..................                  (4)            (4)                       (4)
     Total..................................      $200,000,000(7)            (4)           $200,000,000(8)           $55,600(7)
----------------------------------------------------------------------------------------------------------------------------------

(1) The securities covered by this registration statement may be sold or otherwise distributed separately, together or as units with other securities covered by this registration statement. This registration statement covers offers, sales and other distributions of the securities listed in this table from time to time at prices to be determined, as well as debt securities issuable upon the exercise of debt warrants so offered or sold, and shares of common stock issuable upon the exchange or conversion of debt securities or trust preferred securities or shares of preferred stock or trust preferred securities so offered or sold that are exchangeable for or convertible into shares of common stock or upon the exercise of common stock warrants or rights so offered, sold or distributed. This registration statement also covers debt securities, shares of preferred stock, shares of common stock, depositary shares, purchase contracts, purchase units and warrants of Webster Financial Corporation and trust preferred securities of Webster Capital Trust III.
(2) In U.S. dollars or the equivalent thereof for any security denominated in one or more, or units of two or more, foreign currencies or composite currencies based on the exchange rate at the time of sale. Debt securities may be issued with original issue discount such that the aggregate initial public offering price will not exceed $200,000,000, together with the other securities issued hereunder.
(3) Estimated solely for purposes of calculating the registration fee under Rule 457.
(4) Omitted pursuant to General Instruction II.D of Form S-3 under the Securities Act of 1933, as amended.
(5) The warrants covered by this registration statement may be debt warrants, preferred stock warrants or common stock warrants.
(6) Webster Financial Corporation is also registering under this registration statement all other obligations that it may have with respect to trust preferred securities issued by Webster Capital Trust III. No separate consideration will be received for any guarantee or any other such obligations.
(7) Calculated under Rule 457(o) of the rules and regulations under the Securities Act of 1933, as amended.
(8) The aggregate maximum offering price of all securities issued under this registration statement will not exceed $200,000,000. No separate consideration will be received for shares of preferred stock or common stock that are issued upon conversion or exchange of debt securities, trust preferred securities or shares of preferred stock registered hereunder.

                                --------------


     THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

                             Subject to Completion
              Preliminary Prospectus dated June 25, 1999

PROSPECTUS
----------
                                 $200,000,000

                         WEBSTER FINANCIAL CORPORATION

          Debt Securities, Common Stock, Preferred Stock, Depositary
            Shares, Purchase Contracts, Purchase Units And Warrants

                           WEBSTER CAPITAL TRUST III

                   Trust Preferred Securities Guaranteed By
                         Webster Financial Corporation

  By this prospectus, Webster Financial may offer from time to time:

    o    debt securities        o    purchase contracts

    o    common stock           o    purchase units

    o    preferred stock        o    warrants exercisable for debt securities,
                                     common stock or preferred stock
    o    depositary shares

         By this prospectus, Webster Capital Trust may offer from time to time its trust preferred securities.

         Webster Financial's common stock is listed for trading on The Nasdaq Stock Market's National Market Tier under the symbol "WBST." On June 24, 1999, the last reported sale price of Webster Financial's common stock was $28.1875.

         When Webster Financial or Webster Capital Trust offers securities, Webster Financial or Webster Capital Trust, as the case may be, will provide you with a prospectus supplement or a term sheet describing the terms of the specific issue of securities, including the price of the securities.

         You should read this prospectus and any prospectus supplement or term sheet carefully before you decide to invest. This prospectus may not be used to sell securities unless it is accompanied by a prospectus supplement or a term sheet that further describes the securities being delivered to you.

                             -------------------

         The securities are not savings or deposit accounts or other obligations of any bank or nonbank subsidiary of Webster Financial and are not insured by the federal deposit insurance corporation or any other governmental agency.

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. It is illegal for any person to tell you otherwise.

                             -------------------

              The date of this prospectus is ____________, 1999.

                               TABLE OF CONTENTS

                                                               Page

Cautionary Note Regarding Forward-Looking Statements.............3
About This Prospectus ...........................................4
Where You Can Find More Information .............................4
Incorporation Of Certain Documents By Reference..................5
Webster Financial ...............................................6
Webster Capital Trust ...........................................6
Ratios Of Earnings To Fixed Charges .............................7
Use Of Proceeds .................................................8
The Securities We May Offer .....................................8
Description Of Debt Securities .................................10
Description Of Common Stock ....................................36
Description Of Preferred Stock .................................39
Description Of Depositary Shares ...............................47
Description Of Warrants ........................................50
Description Of Trust Preferred Securities ......................51
Description Of Guarantees ......................................63
Description Of Purchase Contracts And Purchase Units ...........66
Plan Of Distribution ...........................................67
Legal Matters ..................................................69
Experts ........................................................69

             CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus includes or incorporates by reference forward-looking statements, including those identified by the words "may," "will," "anticipate," "estimate," "expect," or "intend" and similar expressions. These forward-looking statements are subject to known and unknown risks, uncertainties and other factors that could cause the actual results to differ materially from the statements, including:

     o      the effect of economic conditions;

     o inability to realize expected cost savings in connection with business combinations and other acquisitions;

     o higher than expected costs related to integration of combined or merged businesses;

     o      deposit attrition;

     o      adverse changes in interest rates;

     o change in any applicable law, rule, regulation or practice with respect to tax or accounting issues or otherwise; and

     o      adverse changes or conditions in capital or financial markets.

     The forward-looking statements are made as of the date of this prospectus. We undertake no obligation to publicly update or revise any forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus or in the incorporated documents might not occur.

     You should rely only on the information incorporated by reference or provided in this prospectus or any supplement. We have not authorized anyone to provide you different information. You should not assume that the information in this prospectus, any prospectus supplement, term sheet or in any document incorporated by reference in this prospectus is correct as of any date other than the date on the front of those documents. We are not making an offer of the securities in any jurisdiction where the offer is not permitted.

                             ABOUT THIS PROSPECTUS

     This prospectus is part of a registration statement that we filed with the SEC using a "shelf" registration process. Under this shelf process, Webster Financial and/or Webster Capital Trust may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $200,000,000.

     This prospectus does not contain all of the information included in the registration statement. We have omitted parts of the registration statement as permitted by the SEC's rules and regulations. For further information, we refer you to the registration statement on Form S-3, which includes exhibits. Statements contained in this prospectus about the provisions or contents of any agreement or other document are not necessarily complete. If SEC rules and regulations require that any agreement or document be filed as an exhibit to the registration statement, you should refer to that agreement or document for a complete description of these matters. You should not assume that the information in this prospectus or any other document we incorporate by reference to this prospectus is accurate as of any date other than the date on the cover page of the document.

     This prospectus provides you with a general description of the offered securities. Each time we sell the offered securities, we will provide a prospectus supplement or a term sheet that will contain specific information about the terms of that offering. The prospectus supplement or term sheet may also add, update or change any information contained in this prospectus. You should read both this prospectus and any prospectus supplement or term sheet together with the additional information described under the heading "Where You Can Find More Information."

     References in this prospectus to "Webster Financial," "we," "us" and "our" are to Webster Financial Corporation. References to "Webster Capital Trust" are to Webster Capital Trust III. In this prospectus, we refer to the debt securities, common stock, preferred stock, depositary shares, purchase contracts, purchase units, warrants and trust preferred securities collectively as "offered securities."

                      WHERE YOU CAN FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document we file at the SEC's public reference rooms located at:

                                                           Citicorp Center
450 Fifth Avenue, N.W.     7 World Trade Center New   500 West Madison Street
Washington, DC 20549           York, NY 10048             Chicago, IL 60661

     Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Our SEC filings are also available to the public on the SEC's web site at http://www.sec.gov.

     Webster Financial's common stock is quoted on The Nasdaq Stock Market's National Market Tier under the symbol "WBST."

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with them, which means:

     o we can disclose important information to you by referring you to those documents;

     o the information that we incorporate by reference is considered a part of this prospectus; and

     o the information we file later with the SEC will automatically update and supersede this information.

     This prospectus incorporates by reference the documents listed below that we have filed with the SEC:

     o  Annual Report on Form 10-K for the year ended December 31, 1998;

     o  Quarterly Report on Form 10-Q for the quarter ended March 31, 1999;

     o  Current Report on Form 8-K, filed on February 25, 1999;

     o  Current Report on Form 8-K, filed on April 9, 1999; and

     o  Current Report on Form 8-K, filed on May 6, 1999.

     There are no separate financial statements of Webster Capital Trust in this prospectus. We do not believe these financial statements would be helpful because:

      o Webster Capital Trust is a wholly owned subsidiary of Webster Financial, which files consolidated financial information under the Securities Exchange Act.

      o Webster Capital Trust does not have any independent operations other than issuing the trust preferred securities and trust common securities and purchasing the junior subordinated debentures of Webster Financial.

      o Webster Financial guarantees the trust preferred securities of Webster Capital Trust as described in this prospectus.

     We incorporate by reference these documents and any future filings made with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act until we sell all of the offered securities described in this prospectus.

     These documents are available without charge to you on the Internet at http://www.websterbank.com or if you call or write to James M. Sitro, Vice President, Webster Financial Corporation, Webster Plaza, Waterbury, Connecticut 06702, (203) 578-2399.

                               WEBSTER FINANCIAL

     Webster Financial is a Delaware corporation and the holding company of Webster Bank, our federal savings bank subsidiary. Some key information about us includes:

     o Both Webster Financial and Webster Bank are headquartered in Waterbury, Connecticut. Webster Bank maintains a home page on the Internet at http://www.websterbank.com.

     o Deposits at Webster Bank are insured by the Federal Deposit Insurance Corporation.

     o Through Webster Bank, we currently serve customers from over 100 banking offices, three commercial banking centers and 180 automated teller machines located in Hartford, New Haven, Fairfield, Litchfield and Middlesex counties in Connecticut.

     o Our mission is to help individuals, families and businesses achieve their financial goals.

     o We emphasize five business lines -- consumer banking, business banking, mortgage banking, trust and investment services and insurance services -- each supported by centralized administration and operations.

     o Through a number of recent acquisitions of other financial services firms, including banks and thrifts, a trust company and an insurance agency, we have established a leading position in the banking and trust and investment services markets in Connecticut.

     Our principal executive office is located at Webster Plaza, Waterbury, Connecticut 06702, and our telephone number is (203) 753-2921. Information contained on our web site is not, and should not be deemed to be, a part of this prospectus.

                             WEBSTER CAPITAL TRUST

     We created Webster Capital Trust III, a Delaware business trust, pursuant to a trust agreement. We will file an amended and restated trust agreement for Webster Capital Trust, referred to in this prospectus as the "trust agreement," which will state the terms and conditions for Webster Capital Trust to issue and sell its trust preferred securities and trust common securities. We have filed a form of trust agreement as an exhibit to the registration statement of which this prospectus forms a part.

     Webster Capital Trust will exist solely to:

     o issue and sell its trust preferred securities and trust common securities;

     o use the proceeds from the sale of its trust preferred securities and trust common securities to purchase a series of Webster Financial's junior subordinated debentures;

     o maintain its status as a grantor trust for United States federal income tax purposes; and

     o engage in other activities that are necessary or incidental to the above purposes.

     Webster Financial will purchase all of the trust common securities of Webster Capital Trust. The trust common securities will represent an aggregate liquidation amount equal to at least 3% of Webster Capital Trust's total capitalization. The trust preferred securities will represent the remaining 97% of Webster Capital Trust's total capitalization. The trust common securities will have terms substantially identical to, and will rank equal in priority of payment with, the trust preferred securities. However, if Webster Financial defaults on the related junior subordinated debentures, then cash distributions and liquidation, redemption and other amounts payable on the trust common securities will be subordinate to the trust preferred securities in priority of payment.

     The trust preferred securities will be guaranteed by us as described in this prospectus.

     We have appointed four trustees to conduct Webster Capital Trust's business and affairs:

     o The Bank of New York, as property trustee;

     o The Bank of New York (Delaware), as Delaware trustee; and

     o Two of our officers, as administrative trustees.

     Only we, as owner of the trust common securities, can remove or replace the trustees. In addition, we can increase or decrease the number of trustees.

     We will pay all fees and expenses related to Webster Capital Trust and the offering of the trust preferred securities. We will also pay all ongoing costs and expenses of Webster Capital Trust, except Webster Capital Trust's obligations under the trust preferred securities and trust common securities.

     Webster Capital Trust will not have separate financial statements. The financial statements would not be material to holders of the trust preferred securities because Webster Capital Trust will not have any independent operations. Webster Capital Trust exists solely for the reasons summarized above.

                      RATIOS OF EARNINGS TO FIXED CHARGES

     Our historical ratios of earnings to fixed charges for the fiscal years indicated are set forth in the table below. Currently, we have no shares of preferred stock outstanding and we have not paid any dividends on preferred stock since 1996. The amount of dividends we paid on our preferred stock from 1994 to 1996 was not material. Therefore, the ratio of earnings to combined fixed charges and preferred stock dividends is not materially different from the ratio of earnings to fixed charges. The ratio of earnings to fixed charges is computed by dividing (1) income from continuing operations before income taxes and fixed charges by (2) total fixed charges. For purposes of computing these ratios:

     o Earnings consist of income before income taxes plus fixed charges;

     o Fixed charges, excluding interest on deposits, include interest expense (other than on deposits) and the estimated portion of rental expense attributable to interest, net of income from subleases;

     o Fixed charges, including interest on deposits, include all interest expense and the estimated portion of rental expense attributable to interest, net of income from subleases; and

     o Pre-tax earnings required for preferred stock dividends were computed using tax rates for the applicable year.

                                                                                          Three Months
                                                                                            Ended
                                                      Year Ended December 31,               March 31,
                                              ---------------------------------------      ---------
                                              1994    1995     1996     1997     1998        1999

Ratio of Earnings to Fixed Charges:
     Excluding Interest on Deposits...........2.47    2.25     2.40     1.61     1.72        1.95
     Including Interest on Deposits... .......1.25    1.25     1.30     1.21     1.31        1.40

                                                  USE OF PROCEEDS

     Unless otherwise indicated in an accompanying prospectus supplement or a term sheet, we expect to use the net proceeds from the sale of offered securities for general corporate purposes, including:

     o  refinancing, reduction or repayment of debt;

     o  investments in Webster Bank to serve as regulatory capital;

     o  financing of possible acquisitions;

     o  expansion of the business; and

     o  investments at the holding company level.

     Webster Capital Trust will use all proceeds from the sale of the trust common and trust preferred securities to purchase junior subordinated debentures of Webster Financial.

     The prospectus supplement with respect to an offering of offered securities may identify different or additional uses for the proceeds of that offering.

     Pending the application of the net proceeds, we expect to temporarily invest the proceeds from the sale of offered securities in short-term obligations.

                          THE SECURITIES WE MAY OFFER

     The descriptions of the securities contained in this prospectus, together with the applicable prospectus supplements or term sheets, summarize all the material terms and provisions of the various types of securities that we may offer. The particular terms of the offered securities offered by any prospectus supplement or term sheet will be described in that prospectus supplement or term sheet. If indicated in the applicable prospectus supplement or term sheet, the terms of the offered securities may differ from the terms summarized below. The prospectus supplement or term sheet will also contain information, where applicable, about material U.S. federal income tax considerations relating to the offered securities, and the securities exchange, if any, on which the offered securities will be listed.

     We may offer and sell from time to time, in one or more offerings:

     o  debt securities;

     o  common stock;

     o  preferred stock;

     o  depositary shares;

     o  purchase contracts;

     o  purchase units; and/or

     o warrants exercisable for debt securities, common stock or preferred stock.

     Webster Capital Trust may offer and sell from time to time its trust preferred securities guaranteed by us.

     The total dollar amount of all offered securities that we may issue under this prospectus will not exceed $200,000,000.

     If we issue debt securities at a discount from their original stated principal amount, then, for purposes of calculating the total dollar amount of all offered securities issued under this prospectus, we will treat the initial offering price of the debt securities as the total original principal amount of the debt securities.

     For more information, please refer to (1) the senior indenture between Webster Financial and __________, as senior trustee, relating to the issuance of each series of senior debt securities, (2) the senior subordinated indenture between Webster Financial and __________, as senior subordinated trustee relating to the issuance of each series of senior subordinated debt securities, (3) the junior subordinated debenture indenture between Webster Financial and __________, as junior subordinated debenture trustee, relating to the issuance of each series of junior subordinated debentures, (4) the certificate of designation relating to the issuance of each series of preferred stock, (5) the trust agreement, and (6) Webster Financial's guarantee of the trust preferred securities issued by Webster Capital Trust. Forms of these documents are filed as exhibits to the registration statement, which includes this prospectus, or filed by a Current Report on Form 8-K. Capitalized terms used in this prospectus that are not defined will have the meanings given them in these documents.

                        DESCRIPTION OF DEBT SECURITIES

Description of Senior Debt Securities and Senior Subordinated Debt Securities

     General

     We may issue either senior debt securities or senior subordinated debt securities, which will be unsecured, direct, general obligations of Webster Financial. We may also issue junior subordinated debentures, which are described below under "--Description of Junior Subordinated Debentures."

     The senior debt securities will rank equally with all our other unsecured and unsubordinated debt. The senior subordinated debt securities will be subordinate and junior in priority of payment to senior debt securities of Webster Financial, as described below under "--Senior Subordinated Debt Securities" and in the prospectus supplement or term sheet applicable to any senior subordinated debt securities that we may offer. For purposes of the descriptions under the heading "--Description of Senior Debt Securities and Senior Subordinated Debt Securities," we may refer to the senior debt securities and the senior subordinated debt securities collectively as the "debt securities."

     We will issue senior debt securities under a senior debt indenture and senior subordinated debt securities under a separate senior subordinated debt indenture. Provisions relating to the issuance of debt securities may also be set forth in a supplemental indenture to either of the indentures. For purposes of the descriptions under the heading "--Description of Senior Debt Securities and Senior Subordinated Debt Securities," we may refer to the senior debt indenture and the senior subordinated debt indenture and any related supplemental indentures, as "an indenture" or, collectively, as "the indentures." The indentures will be qualified under and governed by the Trust Indenture Act of 1939.

     Each indenture will be between Webster Financial and a trustee that meets the requirements of the Trust Indenture Act. We expect that each indenture will provide that there may be more than one trustee under that indenture, each with respect to one or more series of debt securities. Any trustee under an indenture may resign or be removed with respect to one or more series of debt securities and, in that event, we may appoint a successor trustee. Except as otherwise provided in the indenture or supplemental indenture, any action permitted to be taken by a trustee may be taken by that trustee only with respect to the one or more series of debt securities for which it is trustee under the applicable indenture.

     The descriptions under the heading "--Description of Senior Debt Securities and Senior Subordinated Debt Securities" relating to the debt securities and the indentures are summaries of their provisions. The summaries are not complete and are qualified in their entirety by reference to the actual indentures and debt securities and the further descriptions in the applicable prospectus supplement or term sheet. A form of the senior debt indenture and a form of the senior subordinated debt indenture under which we may issue our senior debt securities and senior subordinated debt securities, respectively, have been filed as exhibits to the registration statement, which includes this prospectus. Whenever we refer in this prospectus or in any prospectus supplement or term sheet to particular sections or defined terms of an indenture, those sections or defined terms are incorporated by reference in this prospectus or in the prospectus supplement or term sheet, as applicable. You should read the indentures for provisions that may be important to you. The forms of the indentures can be examined at the locations listed above under the heading "Where You Can Find More Information."

     The terms and conditions described under this heading are terms and conditions that apply generally to the debt securities. The particular terms of any series of debt securities will be summarized in the applicable prospectus supplement. Those terms may differ from the terms summarized below.

     Except as set forth in the applicable indenture or in a supplemental indenture and described in an applicable prospectus supplement or term sheet, the indentures do not limit the amount of debt securities we may issue under the indentures. We are not required to issue all of the debt securities of one series at the same time and, unless otherwise provided in the applicable indenture or supplemental indenture and described in the applicable prospectus supplement or term sheet, we may reopen a series and issue additional debt securities under that series without the consent of the holders of the outstanding debt securities of that series.

     Terms of Debt Securities to be Included in the Prospectus Supplement or Term Sheet

     The prospectus supplement or term sheet relating to any series of debt securities that we may offer will set forth the price or prices at which the debt securities will be offered, and will contain the specific terms of the debt securities of that series. These terms may include, without limitation, the following:

     (1) the title of the debt securities and whether they are senior debt securities or senior subordinated debt securities;

     (2) the amount of debt securities issued and any limit on the amount that may be issued;

     (3) the percentage of the principal amount at which the debt securities will be issued;

     (4) if other than the principal amount of those debt securities, the portion of the principal amount payable upon declaration of acceleration of the maturity of those debt securities;

     (5) the maturity date or dates, or the method for determining the maturity date or dates, on which the principal of the debt securities will be payable;

     (6) the rate or rates, which may be fixed or variable, or the method of determining the rate or rates at which the debt securities will bear interest;

     (7) the date or dates from which any interest will accrue and the date or dates on which any interest will be payable;

     (8) the place or places where payments will be payable, where the debt securities may be surrendered for registration of transfer or exchange and where notices or demands to or upon us may be served;

     (9) the period or periods within which, the price or prices at which and the other terms and conditions upon which the debt securities may be redeemed, in whole or in part, at our option, if we are to have such an option;

    (10) our obligation, if any, to redeem, repay or purchase the debt securities pursuant to any sinking fund or analogous provision or at the option of a holder of the debt securities, and the period or periods within which, or the date and dates on which, the price or prices at which and the other terms and conditions upon which the debt securities will be redeemed, repaid or purchased, in whole or in part, pursuant to that obligation;

    (11) the currency or currencies in which the debt securities are denominated and payable, which may be a foreign currency or units of two or more foreign currencies or a composite currency or currencies, and the related terms and conditions;

    (12) whether the amount of payments of principal of and premium, if any, or interest, if any, on the debt securities may be determined with reference to an index, formula or other method, which index, formula or method may, but need not be, based on a currency, currencies, currency unit or units or composite currency or currencies, and the manner in which the amounts are to be determined;

    (13) any additions to, modifications of or deletions from the terms of the debt securities with respect to events of default, amendments, merger, consolidation and sale or covenants set forth in the applicable indenture;

    (14) whether the debt securities will be issued in certificated or book-entry form;

    (15) whether the debt securities will be in registered or bearer form or both and, if in registered form, their denominations, if other than $1,000 and any integral multiple thereof, and, if in bearer form, their denominations, if other than $5,000, and the related terms and conditions;

    (16) if the debt securities will be issuable only in global form, the depository or its nominee with respect to the debt securities and the circumstances under which the global security may be registered for transfer or exchange in the name of a person other than the depository or its nominee;

    (17) the applicability, if any, of the defeasance and covenant defeasance provisions of the indenture and any additional or different terms on which the series of debt securities may be defeased;

    (18) whether and the extent to which the debt securities will be guaranteed, any guarantors and the form of any guarantee;

    (19) in the case of senior subordinated debt securities, whether the debt securities can be converted into or exchanged for other securities of Webster Financial and the related terms and conditions;

    (20) whether the debt securities will be sold as part of units consisting of debt securities and other securities;

    (21) if the debt securities are to be issued upon the exercise of warrants, the time, manner and place for the debt securities to be authenticated and delivered; and

    (22) any other terms of the debt securities.

     We may offer and sell our debt securities at a substantial discount below their stated principal amount. These debt securities may be original issue discount securities, which means that less than the entire principal amount of the original issue discount securities will be payable upon declaration of acceleration of their maturity. Special federal income tax, accounting and other considerations applicable to original issue discount securities will be described in the applicable prospectus supplement or term sheet.

     We may issue debt securities with a fixed interest rate or a floating interest rate. Any material federal income tax considerations applicable to any discounted debt securities or to debt securities issued at par that are treated as having been issued at a discount for federal income tax purposes will be described in the applicable prospectus supplement or term sheet.

     Except as set forth in the applicable indenture or in a supplemental indenture, the applicable indenture will not contain any provisions that would limit our ability to incur indebtedness or that would afford holders of debt securities protection in the event of a highly leveraged or similar transaction involving Webster Financial. The applicable indenture may contain provisions that would afford debt security holders protection in the event of a change of control. You should refer to the applicable prospectus supplement or term sheet for information with respect to any deletions from, modifications of or additions to the events of default or covenants of Webster Financial that are described below, including any addition of a covenant or other provision providing event risk or similar protection.

     For purposes of the descriptions under the heading "-Description of Senior Debt Securities and Senior Subordinated Debt Securities,"

     o "subsidiary" means a corporation or a partnership a majority of the outstanding voting stock or partnership interests, as the case may be, of which is owned or controlled, directly or indirectly, by Webster Financial or by one or more other subsidiaries of Webster Financial. For the purposes of this definition, "voting stock" means stock having voting power for the election of directors, or trustees, as the case may be, whether at all times or only so long as no senior class of stock has voting power by reason of any contingency; and

     o "significant subsidiary" means any subsidiary of Webster Financial that is a "significant subsidiary," within the meaning of Regulation S-X promulgated by the SEC under the Securities Act.

     Ranking

     Senior Debt Securities

     Payment of the principal of and premium, if any, and interest on debt securities we issue under the senior debt indenture will rank equally with all of our unsecured and unsubordinated debt.

     Subordination of Senior Subordinated Debt Securities

     To the extent provided in the senior subordinated debt indenture and any supplemental indenture, the payment of the principal of and premium, if any, and interest on any senior subordinated debt securities, including amounts payable on any redemption or repurchase, will be subordinated in right of payment and junior to senior debt, which is defined below. Even though payment in connection with any distribution to creditors in a liquidation or dissolution of Webster Financial or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to Webster Financial on senior debt must be made before payment on any senior subordinated debt securities, our obligation to make payment of the principal, and premium, if any, and interest on those senior subordinated debt securities will not otherwise be affected. If there is a distribution to creditors of Webster Financial in a liquidation or dissolution, or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding, the holders of senior debt will first be entitled to receive payment in full of all amounts due on the senior debt before any payments may be made on the senior subordinated debt securities. Because of this subordination, specific general creditors of Webster Financial may recover more, ratably, than holders of senior subordinated debt securities in the event of a distribution of assets upon insolvency.

     The supplemental indenture will set forth the terms and conditions under which, if any, we will not be permitted to pay principal, premium, if any, or interest on the related senior subordinated debt securities upon the occurrence of an event of default or other circumstances arising under or with respect to senior debt. After all senior debt is paid in full and until the senior subordinated debt securities are paid in full, holders of senior subordinated debt securities will succeed to the right of holders of senior debt if distributions otherwise payable to holders of senior subordinated debt securities have been applied to the payment of senior debt.

     "Senior debt" means the principal of, and premium, if any, and interest, including interest accruing after the commencement of any bankruptcy proceeding relating to Webster Financial, on, or substantially similar payments we will make in respect of the following categories of debt, whether that debt is outstanding at the date of execution of the applicable indenture or thereafter incurred, created or assumed:

     (1) "existing senior debt," which means indebtedness of Webster Financial in the amount of $40,000,000 evidenced by the 8 3/4% senior notes due 2000 issued under an indenture, as of June 15, 1993, between Webster Financial and Chemical Bank, now known as The Chase Manhattan Bank, as trustee;

     (2) other indebtedness of Webster Financial evidenced by notes, debentures, or bonds or other securities issued under the provisions of an indenture, fiscal agency agreement or other agreement, including the senior debt securities that may be offered by means of this prospectus and one or more prospectus supplements or term sheets;

     (3) indebtedness of Webster Financial for money borrowed or represented by purchase-money obligations, as defined below;

     (4) our obligations as lessee under leases of property either made as part of a sale and leaseback transaction to which we are a party or otherwise;

     (5) indebtedness, obligations and liabilities of others in respect of which we are liable contingently or otherwise to pay or advance money or property or as guarantor, endorser or otherwise or which we have agreed to purchase or otherwise acquire;

     (6) reimbursement and other obligations relating to letters of credit, bankers' acceptances and similar obligations;

     (7) obligations under various hedging arrangements and agreements, including interest rate and currency hedging agreements;

     (8) all our obligations issued or assumed as the deferred purchase price of property or services, but excluding trade accounts payable and accrued liabilities arising in the ordinary course of business; and

     (9) deferrals, renewals or extensions of any of the indebtedness or obligations described in clauses (1) through (8) above.

However, clauses (1) through (8) above exclude:

     o any indebtedness, obligation or liability referred to in clauses (1) through (9) above as to which, in the instrument creating or evidencing that indebtedness, obligation or liability, it is expressly provided that the indebtedness, obligation or liability is not senior in right of payment to the senior subordinated debt securities or ranks equally with the senior subordinated debt securities;

     o any indebtedness, obligation or liability which is subordinated to indebtedness of Webster Financial to substantially the same extent as or to a greater extent than the senior subordinated debt securities are subordinated; and

     o   the senior subordinated debt securities.

     As used above, the term "purchase money obligations" means indebtedness, obligations or guarantees evidenced by a note, debenture, bond or other instrument, whether or not secured by a lien or other security interest, and any deferred obligation for the payment of the purchase price of property but excluding indebtedness or obligations for which recourse is limited to the property purchased, issued or assumed as all or a part of the consideration for the acquisition of property or services, whether by purchase, merger, consolidation or otherwise, but does not include any trade accounts payable. There will not be any restrictions in an indenture relating to senior subordinated debt securities upon the creation of additional senior debt.

     The applicable prospectus supplement or term sheet may further describe the provisions, if any, applicable to the subordination of the senior subordinated debt securities of a particular series. The applicable prospectus supplement or term sheet or the information incorporated by reference in the applicable prospectus supplement or term sheet or in this prospectus will describe as of a recent date the approximate amount of our senior debt outstanding as to which the senior subordinated debt securities of that series will be subordinated.

     In addition, the senior subordinated debt securities will be structurally subordinated to all indebtedness and other liabilities of Webster Financial's subsidiaries, as any right of Webster Financial to receive any assets of its subsidiaries upon their liquidation or reorganizations, and the consequent right of the holders of the senior subordinated debt securities to participate in those assets, will be effectively subordinated to the claims of that subsidiary's creditors. If Webster Financial itself is recognized as a creditor of that subsidiary, the claims of Webster Financial would still be subordinate to any security interest in the assets of that subsidiary and any indebtedness of that subsidiary senior to that held by Webster Financial.

   CONVERSION OR EXCHANGE OF DEBT SECURITIES

     The applicable prospectus supplement or term sheet will set forth the terms, if any, on which a series of debt securities may be converted into or exchanged for our other securities. These terms will include whether conversion or exchange is mandatory, or is at our option or at the option of the holder. We will also describe in the applicable prospectus supplement or term sheet how it will calculate the number of securities that holders of debt securities would receive if they were to convert or exchange their debt securities, the conversion price and other terms related to conversion and any anti-dilution protections.

   REDEMPTION OF SECURITIES

     We may redeem the debt securities at any time, in whole or in part, at the prescribed redemption price, at the times and on the terms described in the applicable prospectus supplement or term sheet.

     From and after notice has been given as provided in the indentures, if we have made available funds for the redemption of any debt securities called for redemption on the applicable redemption date, the debt securities will cease to bear interest on the date fixed for the redemption specified in the notice, and the only right of the holders of the debt securities will be to receive payment of the redemption price.

     Notice of any optional redemption by us of any debt securities is required to be given to holders at their addresses, as shown in the security register, not more than 60 nor less than 30 days before the date fixed for redemption. The notice of redemption will be required to specify, among other items, the redemption price and the principal amount of the debt securities held by the holder to be redeemed.

     If we elect to redeem debt securities, we will be required to notify the trustee at least 45 days before the redemption date, or a shorter period as is satisfactory to the trustee, of the aggregate principal amount of debt securities to be redeemed and the redemption date. If fewer than all the debt securities are to be redeemed, the trustee is required to select the debt securities to be redeemed equally, by lot or in a manner as it deems fair and appropriate.

     DENOMINATION, INTEREST, REGISTRATION AND TRANSFER

     Unless otherwise specified in the applicable prospectus supplement or term sheet, we will issue the debt securities in denominations of $1,000 and integral multiples of those $1,000 denominations if in registered form. If in bearer form, we will issue the debt securities in denominations of $5,000.

     Unless otherwise specified in the applicable prospectus supplement or term sheet, we will pay the principal of, and applicable premium, if any, and interest on any series of debt securities at the corporate trust office of the trustee, the address of which will be stated in the applicable prospectus supplement or term sheet. At our option, we may pay interest by check mailed to the address of the person entitled to the interest payment as it appears in the register for the applicable debt securities or by wire transfer of funds to that person at an account maintained within the United States.

     Any defaulted interest, which means interest not punctually paid or duly provided for on any interest payment date with respect to a debt security, will immediately cease to be payable to the holder on the applicable regular record date. We may pay defaulted interest either to the person in whose name the debt security is registered at the close of business on a special record date for the payment of the defaulted interest to be fixed by the trustee, notice of which is to be given to the holder of the debt security not less than ten days before the special record date, or at any time in any other lawful manner, all as more completely described in the applicable indenture or supplemental indenture.

     Subject to limitations imposed upon debt securities issued in book-entry form, the holder may exchange debt securities of any series for other debt securities of the same series and of a like aggregate principal amount and tenor of different authorized denominations upon surrender of the debt securities at the corporate trust office of the applicable trustee. In addition, subject to limitations imposed upon debt securities issued in book-entry form, the holder may surrender debt securities of any series for registration of transfer or exchange at the corporate trust office of the applicable trustee. Every debt security surrendered for registration of transfer or exchange must be duly endorsed or accompanied by a written instrument of transfer. No service charge will be imposed for any registration of transfer or exchange of any debt securities, but we may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection with any registration of transfer or exchange of any debt securities. If the applicable prospectus supplement or term sheet refers to any transfer agent, in addition to the applicable trustee, initially designated by us with respect to any series of debt securities, we may at any time rescind the designation of that transfer agent or approve a change in the location through which any transfer agent acts, except that we will be required to maintain a transfer agent in each place of payment for that series. We may at any time designate additional transfer agents with respect to any series of debt securities.

     If we redeem the debt securities of any series, neither we nor any trustee will be required to:

     (1) issue, register the transfer of, or exchange debt securities of any series during a period beginning at the opening of business 15 days before any selection of debt securities of that series to be redeemed and ending at the close of business on the day of mailing of the relevant notice of redemption;

     (2) register the transfer of, or exchange any debt security, or portion of any debt security, called for redemption, except the unredeemed portion of any debt security being redeemed in part; or

     (3) issue, register the transfer of, or exchange any debt security that has been surrendered for repayment at the option of the holder, except the portion, if any, of the debt security not to be repaid.

   GLOBAL SECURITIES

     We may issue the debt securities of a series in whole or in part in the form of one or more global securities to be deposited with, or on behalf of, a depository or with a nominee for a depository identified in the applicable prospectus supplement or term sheet relating to that series. We may issue global securities in either registered or bearer form and in either temporary or permanent form. The specific terms of the depository arrangement with respect to a series of debt securities will be described in the prospectus supplement or term sheet relating to that series.

     MERGER, CONSOLIDATION OR SALE OF ASSETS

     We will not be permitted to consolidate with or merge into any other entity, or sell, lease, transfer or convey all or substantially all, either in one transaction or a series of transactions, of our properties and assets to any other entity and no other entity will consolidate with or merge into us, or sell, lease, transfer or convey all or substantially all of its properties and assets to us unless:

     (1) either

         o Webster Financial is the continuing entity, or

         o the successor entity, if other than Webster Financial, formed by or resulting from any consolidation or merger, or which has received the transfer of Webster Financial's assets, expressly assumes payment of the principal of, and premium, if any, and interest on all of the outstanding debt securities and the due and punctual performance and observance of all of the covenants and conditions contained in the indentures;

     (2) immediately after giving effect to the transaction and treating any indebtedness that becomes an obligation of Webster Financial or any subsidiary as a result of that transaction as having been incurred by Webster Financial or a subsidiary at the time of the transaction, no event of default under the indentures or supplemental indentures, and no event which, after notice or the lapse of time, or both, would become an event of default, will have occurred and be continuing; and

     (3) an officer's certificate and legal opinion relating to the conditions described in (1) and (2) above is delivered to each trustee.

   SELECTED COVENANTS

     Existence

     Except as described above under "--Merger, Consolidation or Sale of Assets," we will be required to do or cause to be done all things necessary to preserve and keep in full force and effect our existence, rights under our certificate of incorporation and by-laws and any applicable statute, and franchises, but we will not be required to preserve any right or franchise if we determine that our preservation is no longer desirable in the conduct of our business and that its loss is not disadvantageous in any material respect to the holders of the debt securities.

     Maintenance of Properties

     We will be required to, and will be required to cause each of our subsidiaries to, keep all of our and our subsidiaries' properties that are used or useful in the conduct of our business or the business of any subsidiary to be maintained and kept in good condition, repair and working order and supplied with all necessary equipment. We will also cause all necessary repairs, renewals, replacements, and improvements of those properties to be made, all as in our judgment may be necessary for the conduct of the business.

     Payment of Taxes and Other Claims

     We will be required to pay or discharge, or cause to be paid or discharged, before the same become delinquent:

     (1) all material taxes, assessments and governmental charges levied or imposed upon us or any subsidiary or upon the income, profits or property of Webster Financial or any subsidiary; and

     (2) all material lawful claims for labor, materials and supplies that, if unpaid, might by law become a lien upon the property of Webster Financial or any subsidiary;

but we will not be required to pay or discharge, or cause to be paid or discharged, any tax, assessment, charge or claim whose amount, applicability or validity is being contested in good faith in appropriate proceedings.

   Additional Covenants and/or Modifications to the Covenants Described Above

     Any additional covenants of Webster Financial and/or modifications to the covenants described above with respect to any series of debt securities, including any covenants relating to limitations on incurrence of indebtedness or other financial covenants, will be set forth in the applicable indenture or supplemental indenture and described in the prospectus supplement or term sheet relating to that series of debt securities.

  Events of Default, Notice and Waiver

     Events of Default

     The events of default with respect to any series of debt securities issued under it, subject to any modifications or deletions provided in any supplemental indenture with respect to any specific series of debt securities, include the following events:

     (1) failure to pay any installment of interest or any additional amounts payable on any debt security of the series for 30 days;

     (2) failure to pay principal of, or premium, if any, on, any debt security of the series when due, whether at maturity, upon redemption, by declaration or acceleration of maturity or otherwise;

     (3) default in making any sinking fund payment when due, for any debt security of the series;

     (4) default in the performance or breach of any other covenant or warranty of Webster Financial contained in the applicable indenture, other than a covenant added to the indenture solely for the benefit of any other series of debt securities issued under that indenture, continued for 60 days after written notice as provided in the applicable indenture;

     (5) default in the payment of an aggregate principal amount exceeding $25,000,000 of any indebtedness of Webster Financial or any mortgage, indenture or other instrument under which the indebtedness is issued or by which the indebtedness is secured, such default having occurred after the expiration of any applicable grace period and having resulted in the acceleration of the maturity of the indebtedness, but only if the indebtedness is not discharged or the acceleration is not rescinded or annulled within 30 days after written notice as provided in the applicable indenture;

     (6) specific events of bankruptcy, insolvency or reorganization, or court appointment of a receiver, liquidator or trustee of Webster Financial or any significant subsidiary or either of their property;

     (7) if any guarantee of a debt security by a guarantor ceases to be, or Webster Financial or the guarantor asserts in writing that the guarantee is not, in full force and effect or enforceable in accordance with its terms; and

     (8) any other event of default provided with respect to a particular series of debt securities.

     If an event of default under any indenture with respect to debt securities of any series at the time outstanding occurs and is continuing, then in every case other than in the case described in clause (6) above, in which case acceleration will be automatic, the applicable trustee or the holders of not less than 25% of the principal amount of the outstanding debt securities of that series will have the right to declare the principal amount, or, if the debt securities of that series are original issue discount securities or indexed securities, the portion of the principal amount as may be specified in the terms of that series, of all the debt securities of that series to be due and payable immediately by written notice to us, and to the applicable trustee if given by the holders. At any time after a declaration of acceleration has been made with respect to debt securities of a series, or of all debt securities then outstanding under any indenture, as the case may be, but before a judgment or decree for payment of the money due has been obtained by the applicable trustee, however, the holders of not less than a majority in principal amount of the outstanding debt securities of that series, or of all debt securities then outstanding under the applicable indenture, as the case may be, may annul the declaration of acceleration and waive any default in respect of those debt securities if:

     o we have deposited with the applicable trustee all required payments due otherwise than by acceleration of the principal of, and premium, if any, and interest on the debt securities of that series, or of all debt securities then outstanding under the applicable indenture, as the case may be, plus specified fees, expenses, disbursements and advances of the applicable trustee; and

     o all events of default, other than the non-payment of all or a specified portion of the accelerated principal, with respect to debt securities of that series, or of all debt securities then outstanding under the applicable indenture, as the case may be, have been cured or waived as provided in the applicable indenture.

     Waiver

     Each indenture also will provide that the holders of not less than a majority in principal amount of the outstanding debt securities of any series, or of all debt securities then outstanding under the applicable indenture, as the case may be, may waive any past default with respect to that series and its consequences, except a default:

     (1) in the payment of the principal of, or premium, if any, or interest on any debt security of that series; or

     (2) in respect of a covenant or provision contained in the applicable indenture that cannot be modified or amended without the consent of each affected holder of an outstanding debt security.

     Notice

     Each trustee will be required to give notice to the holders of the applicable debt securities within 90 days of a default under the applicable indenture unless the default has been cured or waived; but the trustee may withhold notice of any default, except a default in the payment of the principal of, or premium, if any, or interest on the debt securities or in the payment of any sinking fund installment in respect of the debt securities, if specified responsible officers of the trustee consider the withholding to be in the interest of the holders.

     The holders of debt securities of any series may not institute any proceedings, judicial or otherwise, with respect to the indentures or for any remedy under the indentures, except in the cases of failure of the applicable trustee, for 60 days, to act after the trustee has received a written request to institute proceedings in respect of an event of default from the holders of not less than 25% in principal amount of the outstanding debt securities of that series, as well as an offer of indemnity reasonably satisfactory to the trustee. However, any holder of debt securities is not prohibited from instituting suit for the enforcement of payment of the principal of, and premium, if any, and interest on the debt securities at their respective due dates.

     Subject to the trustee's duties in case of default, no trustee will be under any obligation to exercise any of its rights or powers under an indenture at the request or direction of any holders of any series of debt securities then outstanding under that indenture, unless the holders offer to the trustee reasonable security or indemnity. The holders of not less than a majority in principal amount of the outstanding debt securities of any series, or of all debt securities then outstanding under an indenture, as the case may be, will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the applicable trustee, or of exercising any trust or power conferred upon the trustee. A trustee may refuse, however, to follow any direction that is in conflict with any law or the applicable indenture that may involve the trustee in personal liability or may be unduly prejudicial to the holders of debt securities of that series not joining in the direction.

     Within 180 days after the end of each fiscal year, we will be required to deliver to each trustee a certificate, signed by one of several specified officers, stating whether or not that officer has knowledge of any default under the applicable indenture and, if so, specifying each default and the nature and status of the default.

   Modification of the Indentures

     Except as otherwise specifically provided in the indenture, modifications and amendments of an indenture generally will be permitted to be made only with the consent of the holders of not less than a majority in principal amount of all outstanding debt securities issued under that indenture that are affected by the modification or amendment. In any case, however, no modification or amendment may, without the consent of the holder of each debt security affected by the modification or amendment:

     (1) extend the stated maturity of the principal of, or any installment of interest or any additional amounts, or the premium, if any, on, any debt security;

     (2) reduce the principal amount of, or the rate or amount of interest on, or change the manner of calculating the rate, or any premium payable on redemption of, any debt security, or reduce the amount of principal of an original issue discount security that would be due and payable upon declaration of acceleration of its maturity or would be provable in bankruptcy, or adversely affect any right of repayment of the holder of any debt security;

     (3) extend the time of payment of interest on any debt security or any additional amounts;

     (4) change any of the conversion, exchange or redemption provisions of any debt security;

     (5) change the place of payment, or the coin or currency for payment, of principal, or premium, if any, including any amount in respect of original issue discount or interest on any debt security;

     (6) impair the right to institute suit for the enforcement of any payment on or with respect to any debt security or for the conversion or exchange of any debt security in accordance with its terms;

     (7) release any guarantors from their guarantees of the debt securities, or, except as contemplated in any supplemental indenture, make any change in a guarantee of a debt security that would adversely affect the interests of the holders of those debt securities;

     (8) in the case of subordinated debt securities, modify the ranking or priority of the securities;

     (9) reduce the percentage of outstanding debt securities of any series necessary to modify or amend the applicable indenture, to waive compliance with specific provisions of or certain defaults and consequences under the applicable indenture, or to reduce the quorum or voting requirements set forth in the applicable indenture; or

     (10) modify any of the foregoing provisions or any of the provisions relating to the waiver of specific past defaults or specific covenants, except to increase the required percentage to effect that action or to provide that specific other provisions may not be modified or waived without the consent of the holder of that debt security.

     The holders of not less than a majority in principal amount of the outstanding debt securities of each series affected by the modification or amendment will have the right to waive compliance by Webster Financial with specific covenants in the indenture.

     Webster Financial and the respective trustee may modify and amend an indenture without the consent of any holder of debt securities for any of the following purposes:

     (1) to evidence the succession of another person to Webster Financial as obligor under the indenture or to evidence the addition or release of any guarantor in accordance with the indenture or any supplemental indenture;

     (2) to add to the covenants of Webster Financial for the benefit of the holders of all or any series of debt securities or to surrender any right or power conferred upon Webster Financial in the indenture;

     (3) to add events of default for the benefit of the holders of all or any series of debt securities;

     (4) to add or change any provisions of the indenture to facilitate the issuance of, or to liberalize specific terms of, debt securities in bearer form, or to permit or facilitate the issuance of debt securities in uncertificated form, provided that the action will not adversely affect the interests of the holders of the debt securities of any series in any material respect;

     (5) to change or eliminate any provisions of an indenture, if the change or elimination becomes effective only when there are no debt securities outstanding of any series created prior to the change or elimination that are entitled to the benefit of the changed or eliminated provision;

     (6) to secure the debt securities;

     (7) to establish the form or terms of debt securities of any series and any related coupons;

     (8) to provide for the acceptance of appointment by a successor trustee or facilitate the administration of the trusts under an indenture by more than one trustee;

     (9) to cure any ambiguity or correct any inconsistency in an indenture provided that the cure or correction does not adversely affect the holders of the debt securities;

    (10) to supplement any of the provisions of an indenture to the extent necessary to permit or facilitate defeasance and discharge of any series of debt securities, provided that the supplement does not adversely affect the interests of the holders of the debt securities of any series in any material respect;

    (11) to make provisions with respect to the conversion or exchange terms and conditions applicable to the debt securities of any series;

    (12) to add to, delete from or revise the conditions, limitations or restrictions on issue, authentication and delivery of debt securities; or

    (13) to make any change that does not adversely affect the legal rights under an indenture of any holder of debt securities of any series issued under that indenture.

     In determining whether the holders of the requisite principal amount of outstanding debt securities of a series have given any request, demand, authorization, direction, notice, consent or waiver under the indenture or whether a quorum is present at a meeting of holders of debt securities:

     (1) the principal amount of an original issue discount security that is deemed to be outstanding will be the amount of the principal of that original issue discount security that would be due and payable as of the date of the determination upon declaration of acceleration of the maturity of that original issue discount security;

     (2) the principal amount of any debt security denominated in a foreign currency that is deemed outstanding will be the U.S. dollar equivalent, determined on the issue date for that debt security, of the principal amount, or, in the case of an original issue discount security, the U.S. dollar equivalent on the issue date of that debt security of the amount determined as provided in (1) above;

     (3) the principal amount of an indexed security that is deemed outstanding will be the principal face amount of the indexed security at original issuance, unless otherwise provided with respect to the indexed security under the applicable indenture; and

     (4) debt securities owned by Webster Financial or any other obligor upon the debt securities or any affiliate of Webster Financial or of any other obligor are to be disregarded.

   Discharge, Defeasance and Covenant Defeasance

     Discharge

     We may be permitted under the applicable indenture to discharge specific obligations to holders of any series of debt securities (1) that have not already been delivered to the applicable trustee for cancellation and (2) that either have become due and payable or will, within one year, become due and payable or scheduled for redemption, by irrevocably depositing with the applicable trustee, in trust, money or funds certified to be sufficient to pay when due, whether at maturity, upon redemption or otherwise, the principal of, and premium, if any, on and interest on the debt securities.

     Defeasance and Covenant Defeasance

     If the provisions in that indenture relating to defeasance and covenant defeasance are made applicable to the debt securities of or within any series, we may elect either:

     (1) defeasance, which means we elect to defease and be discharged from any and all obligations with respect to the debt securities, except for the obligations to register the transfer or exchange of the debt securities, to replace temporary or mutilated, destroyed, lost or stolen debt securities, to maintain an office or agency in respect of the debt securities and to hold moneys for payment in trust; or

     (2) covenant defeasance, which means we elect to be released from our obligations with respect to the debt securities under specified sections of the applicable indenture relating to covenants, as described in the applicable prospectus supplement or term sheet and any omission to comply with its obligations will not constitute an event of default with respect to the debt securities;

in either case upon the irrevocable deposit by us with the applicable trustee, in trust, of an amount, in currency or currencies or government obligations, or both, sufficient without reinvestment to make scheduled payments of the principal of, and premium, if any, and interest on the debt securities, when due, whether at maturity, upon redemption or otherwise, and any mandatory sinking fund or analogous payments.

     A trust will only be permitted to be established if, among other things,

     (1) we have delivered to the applicable trustee an opinion of counsel, as specified in the applicable indenture, to the effect that the holders of the debt securities will not recognize income, gain or loss for federal income tax purposes as a result of the defeasance or covenant defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if the defeasance or covenant defeasance had not occurred, and the opinion of counsel, in the case of defeasance, will be required to refer to and be based upon a ruling of the Internal Revenue Service or a change in applicable U.S. federal income tax law occurring after the date of the indenture;

     (2) no event of default or any event which after notice or lapse of time or both would be an event of default has occurred;

     (3) the defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, the indenture or any other material agreement or instrument to which Webster Financial is a party or by which it is bound;

     (4) certain other provisions set forth in the indenture are met;

     (5) we will have delivered to the trustee an officers' certificate and an opinion of counsel, each stating that all conditions precedent to the defeasance or covenant defeasance have been complied with; and

     (6) in the case of the senior subordinated debt indenture, no event or condition will exist that, pursuant to certain provisions described under "--Senior Subordinated Debt Securities" would prevent Webster Financial from making payments of principal of and premium, if any, and interest on the senior subordinated debt securities at the date of the irrevocable deposit referred to above.

     In general, if we elect covenant defeasance with respect to any debt securities and payments on those debt securities are declared due and payable because of the occurrence of an event of default, the amount of money and/or government obligations on deposit with the applicable trustee would be sufficient to pay amounts due on those debt securities at the time of their stated maturity, but may not be sufficient to pay amounts due on those debt securities at the time of the acceleration resulting from the event of default. In that case, we would remain liable to make payment of the amounts due on the debt securities at the time of acceleration.

     The applicable prospectus supplement or term sheet may further describe the provisions, if any, permitting defeasance or covenant defeasance, including any modifications to the provisions described above, with respect to the debt securities of or within a particular series.

   Governing Law

     The indentures and the debt securities will be governed by, and construed in accordance with, the internal laws of the State of New York.

DESCRIPTION OF JUNIOR SUBORDINATED DEBENTURES

   General

     We will issue the junior subordinated debentures in one or more series under a junior subordinated debenture indenture, as supplemented from time to time, between us and a junior subordinated debenture trustee meeting the requirements of the Trust Indenture Act. The junior subordinated debenture indenture will be qualified under the Trust Indenture Act and is subject to, and governed by, the Trust Indenture Act and is included as an exhibit to the registration statement of which this prospectus is a part. This summary of certain terms and provisions of the junior subordinated debentures and the junior subordinated debenture indenture does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the junior subordinated debentures and the junior subordinated debenture indenture, including the definitions of certain terms, and those terms made a part of the junior subordinated debenture indenture by the Trust Indenture Act.

     The applicable prospectus supplement or term sheet will describe the specific terms of the junior subordinated debentures which we will offer, including:

     (1) the specific title and designation, aggregate principal amount and any limit on that amount, purchase price and denominations of the junior subordinated debentures;

     (2) the date or dates on which the principal of the junior subordinated debentures is payable or the method of determining the same, if applicable;

     (3) the rate or rates, which may be fixed or variable, at which the junior subordinated debentures will bear interest, if any, or the method of determining the same, if applicable;

     (4) the date or dates from which the interest, if any, will accrue or the method of determining the same, if applicable, the interest payment dates, if any, on which interest will be payable or the manner of determining the same, if applicable, and the record dates for the determination of holders to whom interest is payable on the junior subordinated debentures;

     (5) the duration of the maximum consecutive period that Webster Financial may elect to defer payments of interest on the junior subordinated debentures;

     (6) any redemption, repayment or sinking fund provisions;

     (7) whether the junior subordinated debentures are convertible into or exchangeable for common stock or other securities or rights of Webster Financial or other issuers, or a combination of the foregoing, and, if so, the applicable conversion or exchange terms and conditions;

     (8) any applicable material United States federal income tax consequences; and

     (9) any other specific terms pertaining to the junior subordinated debentures, whether in addition to, or modification or deletion of, the terms described in this prospectus.

   Ranking

     Each series of junior subordinated debentures will rank equally with all other junior subordinated debentures to be issued by Webster Financial and sold to other trusts or other entities to be established by Webster Financial that are similar to Webster Capital Trust and will be unsecured and will rank subordinate and junior in right of payment, to the extent and in the manner set forth in the junior subordinated debenture indenture to all senior indebtedness of Webster Financial, as defined in the junior subordinated debenture indenture. The junior subordinated debenture indenture will not limit the amount of secured or unsecured debt, including senior indebtedness, that may be incurred by Webster Financial or its subsidiaries. As of June 24, the aggregate principal amount of our senior indebtedness, which is described in "--Description of Junior Subordinated Debentures -- Subordination," was approximately $40,000,000.

   Form, Registration and Transfer

     The junior subordinated debentures will be issued in fully registered form. Until any dissolution of Webster Capital Trust, the junior subordinated debentures will be held in the name of the property trustee in trust for the benefit of the holders of the related trust preferred securities and trust common securities. The trust preferred securities and the trust common securities are collectively referred to in this prospectus as the "trust securities." If the junior subordinated debentures are distributed to the holders of the related trust securities, the junior subordinated debentures will be issued to the holders in the same form as the trust securities were held. Accordingly, any depository arrangements for the junior subordinated debentures are expected to be substantially similar to those in effect for the trust preferred securities. See "Description of Trust Preferred Securities--Global Trust Preferred Securities."

   Payment and Paying Agents

     Unless otherwise indicated in an applicable prospectus supplement or term sheet, payment of principal of and premium, if any, on and interest on the junior subordinated debentures will be made at the office of the junior subordinated debenture trustee in the City of New York or at the office of the paying agent or paying agents as we may designate from time to time, except that at our option payment of any interest may be made, except in the case of a global certificate representing junior subordinated debentures, by

     o check mailed to the address of the person entitled thereto as the address will appear in the applicable securities register for junior subordinated debentures or

     o transfer to an account maintained by the person entitled thereto as specified in the securities register, provided that proper transfer instructions have been received by the relevant record date.

Payment of any interest on any junior subordinated debenture will be made to the person in whose name the junior subordinated debenture is registered at the close of business on the record date for the interest, except in the case of defaulted interest. We may at any time designate additional paying agents or rescind the designation of any paying agent; provided, however, we will at all times be required to maintain a paying agent in each place of payment for the junior subordinated debentures.

     Any moneys deposited with the debenture trustee or any paying agent, or then held by us in trust, for the payment of the principal of and premium, if any, or interest on any junior subordinated debentures and remaining unclaimed for two years after the principal and premium, if any, or interest has become due and payable will, at our request, be repaid to us and the holder of the junior subordinated debentures will look, as a general unsecured creditor, only to us for payment.

   Option to Extend Interest Payment Date

     So long as no junior subordinated debenture event of default has occurred and is continuing, we will have the right under the junior subordinated debenture indenture to defer the payment of interest on the junior subordinated debentures at any time or from time to time for an extension period, which will not exceed the maximum period specified in the applicable prospectus supplement or term sheet for the deferral of interest. In addition, an extension period must end on an interest payment date and may not extend beyond the stated maturity of the junior subordinated debentures. At the end of an extension period, we must pay all interest then accrued and unpaid, together with interest, to the extent permitted by applicable law. During an extension period, interest will continue to accrue and holders of junior subordinated debentures, and holders of the related trust securities while the trust securities are outstanding, will be required to accrue the deferred interest income for United States federal income tax purposes prior to the receipt of cash attributable to the income, regardless of the method of accounting used by the holders.

     Prior to the termination of any extension period, we may extend the extension period, provided that the extension does not cause the extension period to exceed the maximum extension period, end on a date other than an interest payment date or extend beyond the stated maturity of the related junior subordinated debentures. Upon the termination of any extension period, or any extension of an extension period, and the payment of all amounts then due, we may begin a new extension period, subject to the foregoing limitations. No interest will be due and payable during an extension period except at the end of that period. We must give the junior subordinated debenture trustee notice of its election to begin or extend an extension period at least five business days prior to the earlier of

     o the date cash distributions on the related trust securities would have been payable except for the election to begin or extend the extension period or

     o the date Webster Capital Trust is required to give notice to any securities exchange or to holders of its trust preferred securities of the record date or the date cash distributions are payable, but in any event not less than five business days prior to the record date.

The junior subordinated debenture trustee will give notice of our election to begin or extend an extension period to the holders of the trust preferred securities. Subject to the foregoing limitations, there is no limitation on the number of times that we may begin or extend an extension period.

     Restrictions on Certain Payments

     We  will also covenant that if at any time:

     (1) any event occurs, of which we have actual knowledge that is, or with the giving of notice or the lapse of time, or both, would be, a junior subordinated debenture event of default, and we have not taken reasonable steps to cure that event of default;

     (2) if Webster Capital Trust is the holder of the junior subordinated debentures, Webster Financial is in default with respect to any of its payment obligations under the guarantee; or

     (3) we give notice of our election to exercise our right to begin or extend an extension period as provided in the junior subordinated debenture indenture and we have not rescinded the notice, and the extension period, or any extension thereof, has commenced and is continuing, then we will not:

     o declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of our capital stock or

     o make any payment of principal of or premium, if any, or interest on or repay or repurchase or redeem any of our debt securities, including our other junior subordinated debentures that rank equally with or junior in right of payment to the junior subordinated debentures or

     o make any guarantee payments with respect to any guarantee by us of the debt securities of any of our subsidiaries, including under guarantees described in the section "Description of Guarantees," if the guarantee ranks equally or junior in right of payment to the junior subordinated debentures, except for

         (a) dividends or distributions in shares of, or options, warrants or rights to subscribe for or purchase shares of, our common stock,

         (b) any declaration of a dividend in connection with the implementation of a stockholders' rights plan, or the issuance of stock under any plan in the future, or the redemption or repurchase of any rights pursuant thereto,

         (c) payments under the guarantee,

         (d) as a result of a reclassification of our capital stock or the exchange or conversion of one class or series of our capital stock for another class or series of our capital stock,

         (e) the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of the capital stock or the security being converted or exchanged, and

         (f) purchases of common stock related to the issuance of common stock or rights under any of our benefit plans for our directors, officers or employees or any of our dividend reinvestment plans.

     So long as the trust securities remain outstanding, we also will covenant:

     (1) to maintain 100% direct or indirect ownership of the related trust common securities, it being understood that any permitted successor of Webster Financial under the junior subordinated debenture indenture may succeed to our ownership of the trust common securities,

     (2) to use our best efforts to cause Webster Capital Trust

         o to remain a business trust, except in connection with the distribution of junior subordinated debentures to the holders of related trust securities in liquidation of Webster Capital Trust, the conversion, exchange or redemption of all of the trust securities, or certain mergers, consolidations or amalgamations, each as permitted by the trust agreement, and

         o to continue otherwise to be classified as a grantor trust for United States federal income tax purposes,

         o to use its best efforts to cause each holder of its trust securities to be treated as owning an undivided beneficial interest in the related junior subordinated debentures, and

     (3) not to cause, as sponsor of Webster Capital Trust, or to permit, as the holder of trust common securities, the dissolution, liquidation or winding-up of Webster Capital Trust, except as provided in the trust agreement.

MODIFICATION OF JUNIOR SUBORDINATED DEBENTURE INDENTURE

     From time to time, Webster Financial and the junior subordinated debenture trustee may, without the consent of the holders of the junior subordinated debentures, amend, waive or supplement the junior subordinated debenture indenture for specified purposes, including, among other things, curing ambiguities or adding provisions, provided that any action does not materially adversely affect the interests of the holders of the junior subordinated debentures, and maintaining the qualification of the junior subordinated debenture indenture under the Trust Indenture Act. Webster Financial and the junior subordinated debenture trustee may, with the consent of the holders of a majority in principal amount of all outstanding junior subordinated debentures affected thereby, modify the junior subordinated debenture indenture in a manner affecting the rights of the holders of junior subordinated debentures; provided, however, that we may not, without the consent of the holder of each outstanding junior subordinated debenture so affected, make any modifications which

     o change the stated maturity or reduce the principal of any junior subordinated debentures,

     o change the interest rate, or the manner of calculation of the interest rate, or extend the time of payment of interest on any junior subordinated debentures except for our right under the junior subordinated debenture indenture to defer the payment of interest, as more fully described in "-- Description of Junior Subordinated Debentures -- Option to Extend Interest Payment Date,"

     o change any of the conversion, exchange or redemption provisions applicable to any junior subordinated debentures,

     o change the currency in respect of which payments of principal of or any premium or interest on any junior subordinated debentures are to be made,

     o change the right of holders of trust securities to bring a direct action in respect of any required payments or conversion or exchange rights,

     o impair or affect the right of any holder of any junior subordinated debentures to institute suit for the payment of the principal or premium, if any, or interest thereon or for the conversion or exchange of any junior subordinated debentures in accordance with their terms,

     o change the subordination provisions adversely to the holders of the junior subordinated debentures, or

     o reduce the percentage of principal amount of junior subordinated debentures the holders of which are required to consent to any modification of the junior subordinated debenture indenture.

   Junior Subordinated Debenture Events of Default

     The following events with respect to any series of junior subordinated debentures will constitute a junior subordinated debenture event of default, whatever the reason for the junior subordinated debenture event of default and whether it will be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body, unless the event is specifically deleted or modified in or pursuant to the supplemental indenture, board resolution or officers' certificate establishing the terms of the series pursuant to the junior subordinated debenture indenture:

     o we fail for 30 days to pay any interest on that series of junior subordinated debentures when due, subject to any permitted deferral; provided that, during any extension period for that series of junior subordinated debentures, failure to pay interest on that series of junior subordinated debentures will not constitute a junior subordinated debenture event of default; or

     o we fail to pay any principal of or premium, if any, on that series of junior subordinated debentures when due, whether at maturity, upon any redemption, by declaration of acceleration of maturity or otherwise; or

     o if applicable, we fail to deliver the required securities or other rights upon an appropriate conversion or exchange election by holders of that series of junior subordinated debentures or the related trust preferred securities; or

     o we fail to observe or perform any other agreement or covenant contained in the junior subordinated debenture indenture in respect of that series of junior subordinated debentures for 90 days after the debenture trustee or the holders of at least 25% in aggregate outstanding principal amount of that series of junior subordinated debentures provides written notice to us; or

     o certain events in bankruptcy, insolvency or reorganization of Webster Financial.

     The holders of a majority in aggregate outstanding principal amount of the junior subordinated debentures of any series have, subject to certain exceptions, the right to direct the time, method and place of conducting any proceeding for any remedy available to the debenture trustee in respect of the junior subordinated debentures. The junior subordinated debenture trustee or the holders of at least 25% in aggregate outstanding principal amount of the junior subordinated debentures of any series may declare the principal of and any accrued interest on the junior subordinated debentures due and payable immediately upon a junior subordinated debenture event of default, other than a junior subordinated debenture event of default referred to in the last bullet point above, which will result in the immediate acceleration of the junior subordinated debentures. The holders of a majority in aggregate outstanding principal amount of the junior subordinated debentures of any series may annul the declaration and waive the default in respect of the junior subordinated debentures if the default, other than the non-payment of the principal and interest of the junior subordinated debentures which has become due solely by the acceleration, has been cured and a sum sufficient to pay all matured installments of interest, and premium, if any, and principal due otherwise than by acceleration has been deposited with the junior subordinated debenture trustee.

     The holders of a majority in aggregate outstanding principal amount of the junior subordinated debentures of any series may, on behalf of the holders of all of the junior subordinated debentures of the series, waive any past default, except a default in the payment of the principal of or premium, if any, or interest on, unless the default has been cured and a sum sufficient to pay all matured installments of interest, and premium, if any, and principal due otherwise than by acceleration has been deposited with the junior subordinated debenture trustee, or a default in respect of a covenant or provision which under the junior subordinated debenture indenture cannot be modified or amended without the consent of the holder of each outstanding junior subordinated debenture of that series.

   ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF TRUST PREFERRED SECURITIES

     To the extent any action under the junior subordinated debenture indenture is entitled to be taken by the holders of at least a specified percentage of junior subordinated debentures, holders of the corresponding trust preferred securities may take action if the action is not taken by the property trustee of Webster Capital Trust. Notwithstanding the foregoing, if a junior subordinated debenture event of default has occurred and is continuing and is attributable either to

     o the failure of Webster Financial to pay the principal of or premium, if any, on or interest on the junior subordinated debentures on the due date or

     o the failure by Webster Financial to deliver the required securities or other rights upon an appropriate conversion or exchange right election,

     o a holder of the related trust preferred securities may institute a direct action.

     A "direct action" is a legal proceeding directly against Webster Financial for enforcement of payment to the holder of the principal of or premium, if any, or interest on the junior subordinated debentures having a principal amount equal to the liquidation amount of the trust preferred securities held by the holder or for enforcement of the conversion or exchange rights, as the case may be. Webster Financial may not amend the junior subordinated debenture indenture to remove the foregoing right to bring a direct action without the prior written consent of the holders of all of the trust preferred securities outstanding. If the right to bring a direct action is removed, Webster Capital Trust may become subject to the reporting obligations under the Securities Exchange Act. Notwithstanding any payments made to a holder of trust preferred securities by Webster Financial in connection with a direct action, Webster Financial will remain obligated to pay the principal of and premium, if any, and interest on the related junior subordinated debentures, and Webster Financial will be subrogated to the rights of the holder of the trust preferred securities with respect to payments on the trust preferred securities to the extent of any payments made by Webster Financial to the holder in any direct action.

     The holders of the trust preferred securities will not be able to exercise directly any remedies, other than those set forth in the preceding paragraph, available to the holders of the related junior subordinated debentures unless an event of default has occurred and is continuing under the trust agreement. See "Description of Trust Preferred Securities--Events of Default; Notice."

Consolidation, Merger, Sale of Assets and other Transactions

     Webster Financial will not consolidate with or merge into any other person or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to any person, and no person will consolidate with or merge into Webster Financial or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to Webster Financial, unless:

     o in case Webster Financial consolidates with or merges into another person or conveys or transfers its properties and assets as an entirety or substantially as an entirety to any person, the successor person is organized under the laws of the United States, any state of the United States or the District of Columbia, and the successor person expressly assumes Webster Financial's obligations under the junior subordinated debentures and the guarantees;

     o immediately after giving effect to the consolidation or merger, no debenture event of default, and no event which, after notice or lapse of time or both, would become a junior subordinated debenture event of default, will have occurred and be continuing; and

     o other conditions as prescribed in the junior subordinated debenture indenture are met.

   SATISFACTION AND DISCHARGE

     The junior subordinated debenture indenture will cease to be of further effect, except as to our obligations to pay all other sums due under to the junior subordinated debenture indenture and to provide the officers' certificates and opinions of counsel described in that indenture, and we will be deemed to have satisfied and discharged the junior subordinated debenture indenture, when, among other things, all junior subordinated debentures not previously delivered to the debenture trustee for cancellation

     o   have become due and payable or

     o will become due and payable at maturity or upon redemption within one year,

     o and Webster Financial deposits or causes to be deposited with the junior subordinated debenture trustee funds, in trust, for the purpose and in an amount sufficient to pay and discharge the entire indebtedness on the junior subordinated debentures not previously delivered to the debenture trustee for cancellation, for the principal and premium, if any, and interest to the date of the deposit or to the stated maturity of the junior subordinated debentures, as the case may be.

   SUBORDINATION

     The junior subordinated debentures will rank subordinate and junior in right of payment to all senior indebtedness to the extent provided in the junior subordinated debenture indenture. Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding-up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency, debt restructuring or similar proceedings in connection with any insolvency or bankruptcy proceeding of Webster Financial, the holders of senior indebtedness will first be entitled to receive payment in full of the senior indebtedness before the holders of junior subordinated debentures will be entitled to receive or retain any payment in respect of these debentures.

     In the event of the acceleration of the maturity of junior subordinated debentures, the holders of all senior indebtedness outstanding at the time of the acceleration will first be entitled to receive payment in full of the senior indebtedness before the holders of junior subordinated debentures will be entitled to receive or retain any payment in respect of the junior subordinated debentures.

     No payments on account of principal or premium, if any, or interest in respect of the junior subordinated debentures may be made if (1) there will have occurred and be continuing a default in any payment with respect to senior indebtedness, (2) any applicable grace period with respect to the default on the senior indebtedness has ended and the default has not been cured or waived or ceased to exist, (3) an event of default with respect to any senior indebtedness results in the acceleration of the maturity thereof, or (4) any judicial proceeding is pending with respect to any default.

     "Indebtedness," for purposes of the sections "--Description of the Junior Subordinated Debentures" and "Description of Guarantees," and the junior subordinated debenture indenture, means:

     (1) every obligation of Webster Financial for money borrowed;

     (2) every obligation of Webster Financial evidenced by bonds, debentures, notes or other similar instruments, including obligations incurred in connection with the acquisition of property, assets or businesses;

     (3) every reimbursement obligation of Webster Financial with respect to letters of credit, banker's acceptances or similar facilities issued for the account of Webster Financial;

     (4) every obligation of Webster Financial issued or assumed as the deferred purchase price of property or services, but excluding trade accounts payable or accrued liabilities arising in the ordinary course of business;

     (5) every capital lease obligation of Webster Financial;

     (6) all indebtedness of Webster Financial, whether incurred on or prior to the date of the junior subordinated debenture indenture or thereafter incurred, for claims in respect of derivative products, including interest rate, foreign exchange rate and commodity forward contracts, options and swaps and similar arrangements;

     (7) every obligation of the type referred to in clauses (1) through (6) of another person and all dividends of another person the payment of which, in either case, Webster Financial has guaranteed or is responsible or liable for, directly or indirectly, as obligor or otherwise; and

     (8) obligations of the type referred to in clauses (1) through (7) of another person secured by any lien on any property or asset of Webster Financial, whether or not the obligation is assumed by Webster Financial;

and all deferrals, renewals, extensions and refundings of, and amendments, modifications and supplements to, any of the foregoing obligations.

     "Indebtedness ranking equally with the junior subordinated debentures," for purposes of the sections "--Description of the Junior Subordinated Debentures" and "Description of Guarantees," and the junior subordinated debenture indenture, means:

     o indebtedness, whether outstanding on the date of execution of the junior subordinated debenture indenture or thereafter created, assumed or incurred, to the extent the indebtedness specifically by its terms ranks equally with and not prior to the junior subordinated debentures in the right of payment upon the happening of the dissolution, winding-up, liquidation or reorganization of Webster Financial and

     o all other debt securities, and guarantees in respect of those debt securities, issued to any other trust, or a trustee of the trust, partnership or other entity affiliated with Webster Financial that is a financing vehicle of Webster Financial in connection with the issuance by that financing vehicle of equity securities or other securities guaranteed by Webster Financial pursuant to an instrument that ranks equally with or junior in right of payment to the guarantee.

The securing of any indebtedness otherwise constituting indebtedness ranking equally with the junior subordinated debentures will not prevent the indebtedness from constituting indebtedness ranking equally with the junior subordinated debentures.

     "Indebtedness ranking junior to the junior subordinated debentures," for purposes of the sections "--Description of the Junior Subordinated Debentures" and "Description of Guarantees," and the junior subordinated debenture indenture, means any indebtedness, whether outstanding on the date of execution of the junior subordinated debenture indenture or thereafter created, assumed or incurred, to the extent the indebtedness by its terms ranks junior to and not equally with or prior to the junior subordinated debentures, and any other indebtedness ranking equally with the junior subordinated debentures, in right of payment upon the happening of the dissolution, winding-up, liquidation or reorganization of Webster Financial. The securing of any indebtedness otherwise constituting indebtedness ranking junior to the junior subordinated debentures will not prevent the indebtedness from constituting indebtedness ranking junior to the junior subordinated debentures.

     "Senior indebtedness," for purposes of the sections "--Description of the Junior Subordinated Debentures" and "Description of Guarantees," and the junior subordinated debenture indenture, means all indebtedness, whether outstanding on the date of execution of the junior subordinated debenture indenture or thereafter created, assumed or incurred, except indebtedness ranking equally with the junior subordinated debentures or indebtedness ranking junior to the junior subordinated debentures.

    GOVERNING LAW

     The junior subordinated debenture indenture and the junior subordinated debentures will be governed by and construed in accordance with the laws of the State of Delaware.

   INFORMATION CONCERNING THE JUNIOR SUBORDINATED DEBENTURE TRUSTEE

     The junior subordinated debenture trustee will be subject to all the duties and responsibilities specified with respect to an indenture trustee under the Trust Indenture Act. Subject to the foregoing, the junior subordinated debenture trustee will not be under any obligation to exercise any of the powers vested in it by the junior subordinated debenture indenture at the request of any holder of junior subordinated debentures, unless offered reasonable indemnity by the holder against the costs, expenses and liabilities which might be incurred thereby. The junior subordinated debenture trustee will not be required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the junior subordinated debenture trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

                          DESCRIPTION OF COMMON STOCK

         The following description is a general summary of the terms of the common stock which we may issue. The description below and in any prospectus supplement or term sheet does not purport to be complete and is subject to and qualified in its entirety by reference to our restated certificate of incorporation, and bylaws, as amended, each of which we will make available upon request.

GENERAL

     Our certificate of incorporation provides the authority to issue 50,000,000 shares of common stock, par value $.01 per share.

     At March 31, 1999, there were 35,919,989 shares of common stock outstanding and we had outstanding stock options granted to directors, officers and other employees for 2,210,937 shares of our common stock.

     Each share of our common stock has the same relative rights and is identical in all respects to each other share of our common stock. Our common stock is non-withdrawable capital, is not of an insurable type and is not insured by the FDIC or any other governmental entity.

   VOTING RIGHTS

     Holders of our common stock are entitled to one vote per share on each matter properly submitted to stockholders for their vote, including the election of directors. Holders of our common stock do not have the right to cumulate their votes for the election of directors, which means that the holders of more than 50% of the shares of common stock voting for the election of directors can elect 100% of the directors standing for election at any meeting if they choose to do so. In that event, the holders of the remaining shares voting for the election of directors will not be able to elect any person or persons to our board of directors at that meeting.

     LIQUIDATION RIGHTS

     The holders of our common stock and the holders of any class or series of stock entitled to participate with the holders of our common stock as to the distribution of assets in the event of any dissolution, liquidation, or winding up of Webster Financial, whether voluntary or involuntary, will become entitled to participate equally in the distribution of any of our assets remaining after we have paid, or provided for the payment of, all of its debts and liabilities and after we have paid, or set aside for payment, to the holders of any class of stock having preference over the common stock in the event of dissolution, liquidation or winding up, the full preferential amounts, if any, to which they are entitled.

   DIVIDENDS

     The holders of our common stock and any class or series of stock entitled to participate with it are entitled to receive dividends declared by our board of directors out of any assets legally available for distribution. The board may not declare, and we may not pay, dividends or other distributions, unless we have paid or the board has declared or set aside all accumulated dividends and any sinking fund, retirement fund or other retirement payments on any class of stock having preference as to payments of dividends over our common stock. In addition, the 8 3/4% senior notes indenture for our existing senior debt places restrictions on our ability to pay dividends on our common stock.

     MISCELLANEOUS

     The holders of our common stock have no preemptive or conversion rights for any shares that may be issued. Our common stock is not subject to additional calls or assessments, and all shares of our common stock currently outstanding are fully paid and nonassessable. All shares of common stock offered pursuant to a prospectus supplement or term sheet, or issuable upon conversion, exchange or exercise of securities, will, when issued, be fully paid and non-assessable.

SOME IMPORTANT CHARTER PROVISIONS

     Our certificate of incorporation provides for the division of our board of directors into three classes of directors, each class as nearly as equal as possible, with each serving staggered, three-year terms. Any amendment to our certificate of incorporation must be approved by at least two-thirds of our board of directors at a duly constituted meeting called for that purpose and also by stockholders by the affirmative vote of at least a majority of the shares entitled to vote thereon at a duly called annual or special meeting; provided, however, that approval by the affirmative vote of at least two-thirds of the shares entitled to vote is required to amend the provisions regarding amendment of our certificate of incorporation, directors, bylaws, approval for acquisitions of control and offers to acquire control, criteria for evaluating offers, the calling of special meetings of stockholders, greenmail, and stockholder action by written consent. In addition, the provisions regarding business combinations may be amended only by the affirmative vote of at least 80% of the shares entitled to vote on the matter. Our bylaws may be amended by the affirmative vote of at least two-thirds of the board of directors or by stockholders by the affirmative vote of at least two-thirds of the total votes eligible to be voted, at a duly constituted meeting called for that purpose. These provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of Webster Financial.

     Our certificate of incorporation requires that business combinations between Webster Financial or any majority-owned subsidiary of Webster Financial and a 10% or more stockholder or its affiliates or associates, referred to collectively in this section as the "interested stockholder," be approved either by

     (1) at least 80% of the total number of outstanding shares of capital stock entitled to vote generally in the election of directors, or

     (2) at least two-thirds of our continuing directors, which means those directors unaffiliated with the interested stockholder and serving before the interested stockholder became an interested stockholder,

     (3) or meet specified price and procedure requirements that provide for consideration per share generally equal to or greater than that paid by the interested shareholder when it acquired its block of stock.

The types of business combinations with an interested shareholder covered by this provision include:

     o   any merger, consolidation or share exchange;

     o any sale, lease, exchange, mortgage, pledge or other transfer of assets other than in the usual and regular course of business;

     o any issuance or transfer of equity securities having an aggregate market value in excess of 5% of the aggregate market value of our outstanding shares;

     o the adoption of any plan or proposal of liquidation proposed by or on behalf of an interested stockholder; and

     o any reclassification of securities, recapitalization of Webster Financial or any merger or consolidation of Webster Financial with any of its subsidiaries or any other transaction which has the effect of increasing the proportionate ownership interest of the interested stockholder.

Our certificate of incorporation excludes our employee stock purchase plans and other employee benefit plans from the definition of interested shareholder.

NASDAQ LISTING

     Our common stock is listed on The Nasdaq Stock Market's National Market Tier under the symbol "WBST."

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is American Stock Transfer & Trust Company.

                        DESCRIPTION OF PREFERRED STOCK

     The following description is a general summary of the terms of the preferred stock which we may issue. The description below and in any prospectus supplement or term sheet does not purport to be complete and is subject to and qualified in its entirety by reference to our certificate of incorporation, the applicable certificate of designation to our certificate of incorporation, determining the terms of the related series of preferred stock and our bylaws, each of which we will make available upon request.

GENERAL

     Our certificate of incorporation, subject to limitations prescribed in our certificate of incorporation and subject to limitations prescribed by Delaware law, authorizes the board of directors, from time to time by resolution or duly authorizing committee of the board and without further stockholder action, to provide for the issuance of up to 3,000,000 shares of preferred stock, par value $.01 per share, in one or more series, and to fix the relative rights and preferences of the shares, including voting powers, dividend rights, liquidation preferences, redemption rights and conversion privileges. As a result of its broad discretion with respect to the creation and issuance of preferred stock without stockholder approval, the board of directors could adversely affect the voting power of the holders of common stock and, by issuing shares of preferred stock with certain voting, conversion and/or redemption rights, could discourage any attempt to obtain control of Webster Financial.

SERIES C PARTICIPATING PREFERRED STOCK

     The board of directors has adopted a stockholder rights plan pursuant to a rights agreement dated as of February 5, 1996, as amended. Each share of common stock issued by us through the rights distribution date or the date, if any, on which the rights are redeemed, would have one preferred stock purchase right attached to it. The rights will expire on February 4, 2006, unless earlier redeemed or exchanged. Each right, when exercisable, would entitle the holder to purchase one one-thousandth of a share of our series C participating preferred stock, at a purchase price equal to $100.00 per one one-thousandth of a share, subject to adjustment. Until a right is exercised, the holder thereof, as such, would have no rights as a stockholder of Webster Financial, including, without limitation, the right to vote or to receive dividends. Currently, no shares of series C participating preferred stock have been issued.

     The rights agreement provides that the rights initially attach to all certificates representing common stock outstanding. The rights would separate from the common stock and a distribution of rights certificates would occur on the Rights Distribution Date, which shall be the earlier to occur of

     o ten business days following the first date of a public announcement that an acquiring person, which means a person or group of affiliated or associated persons has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the outstanding common stock, referred to as the stock acquisition date;

     o ten business days following the commencement of a tender offer or exchange offer, the consummation of which would result in the beneficial ownership by a person of 15% or more of the outstanding common stock; or

     o ten business days following the determination by the board of directors that any person is an adverse person.

     Until the rights distribution date, the rights will be evidenced by the common stock certificates, and will be transferred with, and only with, the common stock certificates. The rights are not exercisable until the rights distribution date.

     Each holder of a right would have the right to receive, upon exercise, common shares of the acquiring person having a value equal to two times the purchase price of the right if, at any time following the stock acquisition date,

     o we are acquired in a merger or other business combination transaction in which we are not the surviving corporation, or

     o   50% or more of our assets or earning power is sold or transferred.

     At any time after a person becomes an acquiring person or is declared an adverse person by the board of directors, the board may exchange all of the rights at an exchange ratio of one share of our common stock per right.

     In general, the board of directors may redeem the rights at a price of $.01 per right at any time until ten business days after the rights distribution date.

     The rights have certain anti-takeover effects. The rights will cause substantial dilution to a person or group that attempts to acquire us. The rights, however, would not interfere with any merger or other business combination approved by the board of directors since the board may, at its option, at any time prior to any person becoming an acquiring person, redeem all rights or amend the rights agreement to exempt the person from the rights agreement.

TERMS OF THE PREFERRED STOCK THAT WE MAY OFFER AND SELL TO YOU

     You should refer to the prospectus supplement or term sheet relating to the class or series of preferred stock being offered for the specific terms of that class or series, including:

         (1)  the title and stated value of the preferred stock being offered;

         (2) the number of shares of preferred stock being offered, their liquidation preference per share and their purchase price;

         (3) the dividend rate(s), period(s) and/or payment date(s) or method(s) of calculating the payment date(s) applicable to the preferred stock being offered;

         (4) whether dividends will be cumulative or non-cumulative and, if cumulative, the date from which dividends on the preferred stock being offered will accumulate;

         (5) the procedures for any auction and remarketing, if any, for the preferred stock being offered;

         (6) the provisions for a sinking fund, if any, for the preferred stock being offered;

         (7) the provisions for redemption, if applicable, of the preferred stock being offered;

         (8) any listing of the preferred stock being offered on any securities exchange or market;

         (9) the terms and conditions, if applicable, upon which the preferred stock being offered will be convertible into or exchangeable for other securities or rights, or a combination of the foregoing, including the name of the issuer of the securities or rights, conversion or exchange price, or the manner of calculating the conversion or exchange price, and the conversion or exchange date(s) or period(s);

         (10) voting rights, if any, of the preferred stock being offered;

         (11) whether interests in the preferred stock being offered will be represented by depositary shares and, if so, the terms of those shares;

         (12) a discussion of any material and/or special United States federal income tax considerations applicable to the preferred stock being offered;

         (13) the relative ranking and preferences of the preferred stock being offered as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of Webster Financial;

         (14) any limitations on the issuance of any class or series of preferred stock ranking senior to or equally with the series of preferred stock being offered as to dividend rights and rights upon liquidation, dissolution or winding up of the affairs of Webster Financial; and

         (15) any other specific terms, preferences, rights, limitations or restrictions of the preferred stock being offered.

RANK

     Unless otherwise specified in the applicable prospectus supplement or term sheet, the preferred stock will, with respect to distribution rights and rights upon liquidation, dissolution or winding up of Webster Financial, rank:

         o senior to all classes or series of our common stock and to all equity securities the terms of which specifically provide that the equity securities rank junior to the preferred stock being offered;

         o equally with our series C participating preferred stock and all equity securities issued by us other than those referred to in the first and last bullet points of this subheading; and

         o junior to all equity securities issued by us the terms of which specifically provide that the equity securities rank senior to the preferred stock being offered.

For purposes of this subheading, the term "equity securities" does not include convertible debt securities.

DISTRIBUTIONS

     Holders of the preferred stock of each series will be entitled to receive, when, as and if declared by our board of directors, out of our assets legally available for payment to stockholders, cash distributions, or distributions in kind or in other property if expressly permitted and described in the applicable prospectus supplement or term sheet, at the rates and on the dates as we will set forth in the applicable prospectus supplement or term sheet. We will pay each distribution to holders of record as they appear on our stock transfer books on the record dates determined by our board of directors.

     Distributions on any class or series of preferred stock, if cumulative, will be cumulative from and after the date set forth in the applicable prospectus supplement or term sheet. If our board of directors fails to declare a distribution payable on a distribution payment date on any class or series of preferred stock for which distributions are non-cumulative, then the holders of that class or series of preferred stock will have no right to receive a distribution in respect of the distribution period ending on that distribution payment date, and we will have no obligation to pay the distribution accumulated for that period, whether or not distributions on that series are declared payable on any future distribution payment date.

     If any shares of the preferred stock of any class or series are outstanding, no full dividends will be declared or paid or set apart for payment on our preferred stock of any other class or series ranking, as to dividends, equally with or junior to the preferred stock of the class or series for any period unless all required dividends are paid. This means that

     (1) if the class or series of preferred stock has a cumulative dividend, full cumulative dividends on the preferred stock of the class or series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment is set apart for payment for all past dividend periods and the then current dividend period or

     (2) if the class or series of preferred stick does not have a cumulative dividend, full dividends on the preferred stock of the class or series have been or contemporaneously are declared and paid or declared and a sum sufficient for the payment is set apart for the payment for the then current dividend period ((1) and (2) are hereinafter collectively referred to as "all required dividends are paid").

When dividends are not paid in full, or a sum sufficient for the full payment is not so set apart, upon the shares of preferred stock of any class or series and the shares of any other class or series of preferred stock ranking equally as to dividends with the preferred stock of the class or series, all dividends declared upon shares of preferred stock of the class or series and any other class or series of preferred stock ranking equally as to dividends with the preferred stock will be declared equally so that the amount of dividends declared per share on the preferred stock of the class or series and the other class or series of preferred stock will in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the shares of preferred stock of the class or series, which will not include any accumulation in respect of unpaid dividends for prior dividend periods if the preferred stock does not have cumulative dividend, and the other class or series of preferred stock bear to each other. No interest, sum of money in lieu of interest, will be payable in respect of any dividend payment or payments on preferred stock of the class or series which may be in arrears.

     Except as provided in the immediately preceding paragraph, unless all required dividends are paid, no dividends, other than in common stock or other stock ranking junior to the preferred stock of the class or series as to dividends and upon liquidation, dissolution or winding-up of Webster Financial, will be declared or paid or set aside for payment or other distribution will be declared or made upon the common stock or any of our other stock ranking junior or equally with the preferred stock of the class or series as to dividends or upon liquidation, nor will any common stock or any of our other capital stock ranking junior to or equally with preferred stock of the class or series as to dividends or upon liquidation, dissolution or winding-up of Webster Financial be redeemed, purchased or otherwise acquired for any consideration, or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any stock, by us except by conversion into or exchange for our other stock ranking junior to the preferred stock of the class or series as to dividends and upon liquidation, dissolution or winding-up of Webster Financial.

     Any dividend payment made on shares of a class or series of preferred stock will first be credited against the earliest accrued but unpaid dividend due with respect to shares of the class or series which remains payable.

REDEMPTION

     If so provided in the applicable prospectus supplement or term sheet, the preferred stock will be subject to mandatory redemption or redemption at our option, in whole or in part, in each case upon the terms, at the times and at the redemption prices set forth in the prospectus supplement or term sheet.

     The prospectus supplement or term sheet relating to a class series of preferred stock that is subject to mandatory redemption will specify the number of shares of the preferred stock that will be redeemed by us in each year commencing after a date to be specified, at a redemption price per share to be specified, together with an amount equal to all accumulated and unpaid dividends thereon, which will not, if the preferred stock does not have a cumulative dividend, include an accumulation in respect of unpaid dividends for prior dividends periods, to the date of redemption. The redemption price may be payable in cash or other property, as specified in the applicable prospectus supplement or term sheet. If the redemption price for preferred stock of any series is payable only from the net proceeds of the issuance of our stock, the terms of the preferred stock may provide that, if no stock will have been issued or to the extent the net proceeds from any issuance are insufficient to pay in full the aggregate redemption price then due, the preferred stock will automatically and mandatorily be converted into shares of our applicable stock pursuant to conversion provisions specified in the applicable prospectus supplement or term sheet.

     Notwithstanding the foregoing, unless provided otherwise for any class or series of preferred stock, unless all required dividends are paid:

         o no shares of the applicable class or series of preferred stock will be redeemed unless all outstanding shares of preferred stock of the class or series are simultaneously redeemed and

         o we will not purchase or otherwise acquire directly or indirectly any shares of the applicable class or series of preferred stock, except by conversion into or exchange for stock of Webster Financial ranking junior to the preferred stock of the class or series as to dividends and upon liquidation, dissolution or winding-up of Webster Financial, provided, however, that the above clauses will not prevent the purchase or acquisition of shares of preferred stock of the class or series pursuant to a purchase or exchange offer made on the same terms to holders of all outstanding shares of preferred stock of the class or series.

LIQUIDATION PREFERENCE

     Upon any voluntary or involuntary liquidation, dissolution or winding up of the affairs of Webster Financial, then, before any distribution or payment will be made to the holders of any common stock or any other class or series of shares of our capital stock ranking junior to the preferred stock in the distribution of assets upon any liquidation, dissolution or winding up of Webster Financial, the holders of each series of class or preferred stock will be entitled to receive out of our assets legally available for distribution to stockholders liquidating distributions in the amount of the liquidation preference set forth in the applicable prospectus supplement or term sheet, plus an amount equal to all accumulated and unpaid distributions. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of shares of preferred stock will have no right or claim to any of our remaining assets. If, upon the voluntary or involuntary liquidation, dissolution or winding up, our available assets are insufficient to pay the amount of the liquidating distributions on all outstanding shares of preferred stock and the corresponding amounts payable on all shares of other classes or series of shares of our capital stock ranking equally with the preferred stock in the distribution of assets, then the holders of the preferred stock and all other classes or series of shares of capital stock will share ratably in any distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

     If liquidating distributions will have been made in full to all holders of preferred stock, our remaining assets will be distributed among the holders of any other classes or series of shares of capital stock ranking junior to the preferred stock upon liquidation, dissolution or winding up, according to their respective rights and preferences and in each case according to their respective number of shares.

     For those purposes, the consolidation or merger of Webster Financial with or into any other corporation, trust or entity, or the sale, lease or conveyance of all or substantially all of the property or business of Webster Financial, will not be deemed to constitute a liquidation, dissolution or winding up of Webster Financial.

VOTING RIGHTS

     Holders of preferred stock will not have any voting rights, except as set forth below or as otherwise from time to time required by law, or as indicated in the applicable prospectus supplement or term sheet.

     If specified in the applicable prospectus supplement or term sheet, or as long as the preferred stock is listed on an exchange so requiring, whenever dividends on any shares of the class or series of preferred stock will be in arrears for six or more quarterly periods, regardless of whether the quarterly periods are consecutive, the holders of the shares of the class or series of preferred stock, voting together as a class with all other classes or series of preferred stock upon which like voting rights have been conferred and are exercisable, will be entitled to vote for the election of two additional directors of Webster Financial at a special meeting called by an officer of Webster Financial at the request of a holder of the class or series of preferred stock or, if the special meeting is not called by an officer of Webster Financial within 30 days, at a special meeting called by a holder of the class or series of preferred stock designated by the holders of record of at least 10% of the shares of any class or series of preferred stock, unless the request is received less than 90 days before the date fixed for the next annual or special meeting of the stockholders, or at the next annual meeting of stockholders, and at each subsequent annual meeting until

     o if the class or series of preferred stock has a cumulative dividend, all dividends accumulated on the shares of preferred stock for the past dividend periods and the then current dividend period will have been fully paid or declared and a sum sufficient for the payment thereof set apart for payment or

     o if the class or series of preferred stock does not have a cumulative dividend, four consecutive quarterly dividends will have been fully paid or declared and a sum sufficient for the payment thereof set apart for payment. In that case, the entire board of directors of Webster Financial will be increased by two directors.

     Unless provided otherwise for any series of preferred stock, so long as any shares of preferred stock remain outstanding, we will not, without the affirmative vote or consent of the holders of at least two-thirds of the shares of each class or series of preferred stock outstanding at the time, given in person or by proxy, either in writing or at a meeting (the class or series voting separately as a class):

     o authorize or create, or increase the authorized or issued amount of, any class or series of stock ranking senior to the class or series of preferred stock with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding-up of Webster Financial or reclassify any of our authorized stock into any shares, or create, authorize or issue any obligation or security convertible into or exchangeable for, or evidencing the right to purchase, any shares; or

     o amend, alter or repeal the provisions of our certificate of incorporation in respect of the class or series of preferred stock, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the class or series of preferred stock of the holders thereof;

provided, however, that any increase in the amount of authorized preferred stock or the creation or issuance of any other class or series of preferred stock, or any increase in the amount of authorized shares of the class or series, in each case ranking equally with or junior to the preferred stock of the class or series with respect to payment of dividends and the distribution of assets upon liquidation, dissolution or winding-up, will be deemed to materially and adversely affect the rights, preferences, privileges or voting powers.

     The foregoing voting provisions will not apply if, at or prior to the time when the act with respect to which the vote would otherwise be required will be effected, all outstanding shares of the class or series of preferred stock will have been redeemed or called for redemption upon proper notice and sufficient funds will have been irrevocably deposited in trust to effect the redemption.

     Under the Delaware General Corporation Law, holders of outstanding shares of a series of preferred stock may be entitled to vote as a separate class on a proposed amendment to the terms of that series of preferred stock or our certificate of incorporation , if the amendment would:

     (1) increase or decrease the aggregate number of authorized shares of that series of preferred stock;

     (2) increase or decrease the par value of the shares of that series of preferred stock; or

     (3) alter or change the powers, preferences or special rights of the shares of such class so as to affect them adversely,

in which case the approval of the proposed amendment would require the affirmative vote of at least a majority of the outstanding shares of that series of preferred stock.

CONVERSION RIGHTS

     The terms and conditions, if any, upon which any class or series of preferred stock are convertible into or exchangeable for other securities or rights of Webster Financial or other issuers, including, without limitation, common stock, debt securities, trust preferred securities or another series of preferred stock, or any combination of the foregoing will be set forth in the applicable prospectus supplement or term sheet relating to the preferred stock. The terms will include the name of the issuer of the other securities or rights and the number or principal amount of the securities or rights into which the shares of preferred stock are convertible or exchangeable, the conversion or exchange price or rate or the manner of calculating the price, the conversion or exchange date(s) or period(s), provisions as to whether conversion or exchange will be at the option of the holders of the preferred stock or at Webster Financial's or other issuer's option, the events requiring an adjustment of the conversion or exchange price or rate and provisions affecting conversion or exchange in the event of the redemption of the series of preferred stock.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the preferred stock will be American Stock Transfer & Trust Company.

                       DESCRIPTION OF DEPOSITARY SHARES

     The following description, together with the applicable prospectus supplements, summarizes all the material terms and provisions of the depositary shares that we may offer under this prospectus and the related deposit agreements and depositary receipts. Specific deposit agreements and depositary receipts will contain additional important terms and provisions and will be incorporated by reference into the registration statement which includes this prospectus before we issue any depositary shares.

     This summary of depositary agreements, depositary shares and depositary receipts relates to terms and conditions applicable to these types of securities generally. The particular terms of any series of depositary shares will be summarized in the applicable prospectus supplement. If indicated in the applicable prospectus supplement, the terms of any series may differ from the terms summarized below.

GENERAL

     We may elect to offer fractional shares of preferred stock rather than full shares of preferred stock. If so, we will issue "depositary receipts" for these "depositary shares." Each depositary share will represent a fraction of a share of a particular series of preferred stock. Each holder of a depositary share will be entitled, in proportion to the fraction of preferred stock represented by that depositary share, to the rights and preferences of the preferred stock, including dividend, voting, redemption, conversion and liquidation rights, if any. We will enter into a deposit agreement with a depositary, which will be named in the related prospectus supplement.

     In order to issue depositary shares, we will issue preferred stock and immediately deposit these shares with the depositary. The depositary will then issue and deliver depositary receipts to the persons who purchase depositary shares. Each whole depositary share issued by the depositary may represent a fraction of a share held by the depositary. The depositary will issue depositary receipts in a form that reflects whole depositary shares, and each depositary receipt may evidence any number of whole depositary shares.

     Pending the preparation of definitive engraved depositary receipts, a depositary may, upon our written order, issue temporary depositary receipts, which will temporarily entitle the holders to all the rights pertaining to the definitive depositary receipts. We will bear the costs and expenses of promptly preparing definitive depositary receipts and of exchanging the temporary depositary receipts for definitive depositary receipts.

DIVIDENDS AND OTHER DISTRIBUTIONS

     The depositary will distribute all cash and non-cash dividends and distributions it receives with respect to the underlying preferred stock to the record holders of depositary shares in proportion to the number of depositary shares they hold. In the case of non-cash distributions, the depositary may determine that it is not feasible to make the distribution. If so, the depositary may, with our approval, sell the property and distribute the net proceeds from the sale to the holders. The amounts distributed by the depositary will be reduced by any amount required to be withheld by us or the depositary on account of taxes.

REDEMPTION OF DEPOSITARY SHARES

     If we redeem the series of preferred stock that underlies the depositary shares, the depositary will redeem the depositary shares from the proceeds it receives from the redemption of the preferred stock it holds. The depositary will redeem the number of depositary shares that represent the amount of underlying preferred stock that we have redeemed. The redemption price for depositary shares will be in proportion to the redemption price per share that we paid for the underlying preferred stock. If we redeem less than all of the depositary shares, the depositary will select which depositary shares to redeem by lot, or some substantially equivalent method.

     After a redemption date is fixed, the depositary shares to be redeemed no longer will be considered outstanding. The rights of the holders of the depositary shares will cease, except for the rights to receive money or other property upon redemption. In order to redeem their depositary shares, holders will surrender their depositary receipts to the depositary.

VOTING THE PREFERRED STOCK

     We will notify the depositary about any meeting at which the holders of preferred stock are entitled to vote, and the depositary will mail the information to the record holders of depositary shares related to that preferred stock. Each record holder of depositary shares on the record date will be entitled to instruct the depositary on how to vote the shares of preferred stock represented by that holder's depositary shares. The depositary will vote the preferred stock represented by the depositary shares in accordance with these instructions, provided the depositary receives these instructions sufficiently in advance of the meeting. If the depositary does not receive instructions from the holders of the depositary shares, the depositary will abstain from voting the preferred stock that underlies those depositary shares.

WITHDRAWAL OF PREFERRED STOCK

     When a holder surrenders depositary receipts at the corporate trust office of the depositary, and pays any necessary taxes, charges or other fees, the holder will be entitled to receive the number of whole shares of the related series of preferred stock, and any money or other property, if any, represented by the holder's depositary shares. Once a holder exchanges depositary shares for whole shares of preferred stock, that holder cannot "re-deposit" these shares of preferred stock with the depositary, or exchange them for depositary shares. If a holder delivers depositary receipts that represent a number of depositary shares that exceeds the number of whole shares of related preferred stock the holder seeks to withdraw, the depositary will issue a new depositary receipt to the holder that evidences the excess number of depositary shares.

AMENDMENT AND TERMINATION OF THE DEPOSIT AGREEMENT

     Webster Financial and the depositary can agree, at any time, to amend the form of depositary receipt and any provisions of the depositary receipt and any provisions of the deposit agreement. However, if an amendment has a material adverse effect on the rights of the holders of related depositary shares, the holders of at least a majority of the depositary shares then outstanding must first approve the amendment. Every holder of a depositary receipt at the time an amendment becomes effective will be bound by the amended deposit agreement. However, subject to any conditions in the deposit agreement or applicable law, no amendment can impair the right of any holder of a depositary share to receive shares of the related preferred stock, or any money or other property represented by the depositary shares, when they surrender their depositary receipts.

     We can terminate the deposit agreement at any time, as long as the depositary mails notice of termination to the record holders of depositary shares then outstanding at least 30 days prior to the date fixed for termination. Upon termination, the depositary shall deliver to each holder of depositary receipts, upon surrender of the depositary receipts held by such holder, such number of whole or fractional shares of preferred stock as are represented by the depositary shares evidenced by such depositary receipts, together with any other property held by the depositary with respect to such depositary receipt.

CHARGES OF DEPOSITARY

     We will pay all transfer and other taxes and the government charges that relate solely to the depositary arrangements. We will also pay the charges of each depositary, including charges in connection with the initial deposit of the related series of preferred stock, the initial issuance of the depositary shares, and all withdrawals of shares of the related series of preferred stock. However, holders of depositary receipts will pay the fees and expenses of the depositary for any duties requested by such holders to be performed which are outside of those expressly provided for in the deposit agreement.

RESIGNATION AND REMOVAL OF DEPOSITARY

     The depositary may resign at any time by delivering written notice of its decision to us. We may remove the depositary at any time. Any resignation or removal will take effect when we appoint a successor depositary. We must appoint the successor depositary within 60 days after delivery of the notice of resignation or removal. The successor depositary must be a bank or trust company that has its principal office in the United States and has a combined capital and surplus of at least $50,000,000.

MISCELLANEOUS

     We will be required to furnish certain information to the holders of the preferred stock underlying any depositary shares. The depositary, as the holder of the underlying preferred stock, will forward any report or information it receives from us to the holders of depositary shares.

     Neither the depositary nor Webster Financial will be liable if its ability to perform its obligations under the deposit agreement is prevented or delayed by law or any circumstance beyond its control. Both Webster Financial and the depositary will be obligated to use their best judgment and to act in good faith in performing its duties under the deposit agreement. Each of Webster Financial and the depositary will be liable only for gross negligence and willful misconduct in performing their duties under the deposit agreement. They will not be obligated to appear in, prosecute or defend any legal proceeding with respect to any depositary receipts, depositary shares or preferred stock unless they receive what they, in their sole discretion, determine to be a satisfactory indemnity from one or more holders of the depositary shares. Webster Financial and the depositary will evaluate any proposed indemnity in order to determine whether the financial protection afforded by the indemnity is sufficient to reduce each party's risk to a satisfactory and customary level. Webster Financial and the depositary may rely on the advice of legal counsel or accountants of their choice. They may also rely on information provided by persons they believe, in good faith, to be competent, and on documents they believe, in good faith, to be genuine.

     The applicable prospectus supplement will identify the depositary's corporate trust office. Unless the prospectus supplement indicates otherwise, the depositary will act as transfer agent and registrar for depositary receipts, and if we redeem shares of preferred stock, the depositary will act as redemption agent for the corresponding depositary receipts.

TITLE

     Webster Financial, each depositary and any agent of Webster Financial or the applicable depositary may treat the registered owner of any depositary share as the absolute owner of the depositary shares for all purposes, including making payment, regardless of whether any payment in respect of the depositary share is overdue and regardless of any notice to the contrary.

                            DESCRIPTION OF WARRANTS

GENERAL

     We may issue warrants to purchase our debt securities, common stock or preferred stock, which are collectively referred to in this prospectus as "underlying warrant securities." We may issue warrants independently or together with any underlying warrant securities and may be attached to or separate from those underlying warrant securities. We will issue the warrants under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, as more fully described in the applicable prospectus supplement or term sheet. The warrant agent will act solely as our agent in connection with the warrants of the series being offered and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

     The applicable prospectus supplement or term sheet will contain a description of the following terms:

     (1) the title of the warrants;

     (2) the designation, amount and terms of the underlying warrant securities for which the warrants are exercisable;

     (3) the designation and terms of the underlying warrant securities, if any, with which the warrants are to be issued and the number of warrants issued with each underlying warrant security;

     (4) the price or prices at which the warrants will be issued;

     (5) the aggregate number of warrants;

     (6) any provisions for adjustment of the number or amount of securities receivable upon exercise of the warrants or the exercise price of the warrants;

     (7) the price or prices at which the underlying warrant securities purchasable upon exercise of the warrants may be purchased;

     (8) if applicable, the date on and after which the warrants and the underlying warrant securities purchasable upon exercise of the warrants will be separately transferable;

     (9) if applicable, a discussion of the material United States federal income tax considerations applicable to the exercise of the warrants;

     (10) any other terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants;

     (11) the date on which the right to exercise the warrants will commence, and the date on which the right will expire;

     (12) the currency or currencies, including composite currencies, on which the exercise price of the warrants may be payable;

     (13) the maximum or minimum number of warrants which may be exercised at any time;

     (14) information with respect to book-entry procedures, if any; and

     (15) any other terms, including terms, procedures and limitations relating to the exercise and exchange of the warrants.

EXERCISE OF WARRANTS

     Each warrant will entitle the holder of warrants to purchase for cash the amount of debt securities, shares of preferred stock, or shares of common stock at the exercise price as will in each case be set forth in, or be determinable as set forth in, the prospectus supplement or term sheet relating to the warrants we will offer. Holders may exercise warrants at any time up to the close of business on the expiration date set forth in the prospectus supplement or term sheet relating to the warrants offered thereby. After the close of business on the expiration date, unexercised warrants will become void.

     Holders of warrants may exercise as set forth in the prospectus supplement or term sheet relating to the warrants we will offer. Upon receipt of payment and the warrant certificate properly completed and duly executed at the corporate trust office of the warrant agent or any other office indicated in the prospectus supplement or term sheet, we will, as soon as practicable, forward the underlying warrant securities purchasable upon exercise of the warrants. If a holder exercises less than all of the warrants represented by the warrant certificate, the warrant agent will issue a new warrant certificate for the remaining warrants.

                   DESCRIPTION OF TRUST PREFERRED SECURITIES

     Webster Capital Trust will issue the trust preferred securities under the trust agreement, which will represent beneficial interests in Webster Capital Trust. The holders of the trust preferred beneficial interests will be entitled to a preference over the trust common securities of Webster Capital Trust with respect to the payment of distributions and amounts payable on redemption of the trust preferred securities or the liquidation of Webster Capital Trust under the circumstances described under "--Subordination of Trust Common Securities." The term "trust securities" as used in this prospectus collectively means the trust common securities and the trust preferred securities. Webster Capital Trust will qualify the trust agreement under the Trust Indenture Act; the trust agreement is subject to, and governed by, the Trust Indenture Act. This summary of certain terms and provisions of the trust preferred securities and the trust agreement does not purport to be complete and is subject to, and is qualified in its entirety by reference to, all of the provisions of the trust preferred securities and the trust agreement, including the definitions of certain terms, and those made a part of the trust agreement by the Trust Indenture Act.

     Webster Capital Trust will describe the specific terms of the trust preferred securities it is offering in the applicable prospectus supplement or term sheet, including

     (1) the specific designation, number and purchase price of the trust preferred securities;

     (2) the annual distribution rate, or method of calculation of the distribution rate, for the trust preferred securities and, if applicable, the dates from which and upon which distributions will accumulate and be payable and the record dates, and the maximum extension period for which distributions may be deferred;

     (3) the liquidation amount per trust preferred security which will be paid out of the assets of Webster Capital Trust to the holders upon voluntary or involuntary dissolution, winding-up and liquidation of Webster Capital Trust;

     (4) the obligation or right, if any, of Webster Capital Trust to purchase or redeem its trust preferred securities and the price or prices at which, the date or dates on which or period or periods within which and the terms and conditions upon which, Webster Capital Trust will or may purchase or redeem, in whole or in part, the trust preferred securities pursuant to its obligation or right to purchase or redeem;

     (5) the terms and conditions, if any, upon which the trust preferred securities may be converted or exchanged, in addition to the circumstances described herein, into other securities or rights, or a combination of the foregoing, including the name of the issuer of the securities or rights, the initial conversion or exchange price or rate per trust preferred security and the date or dates on which or period or periods within which the conversion or exchange may be effected;

     (6) if applicable, any securities exchange upon which the trust preferred securities will be listed;

     (7) whether the trust preferred securities are issuable in book-entry only form and, if so, the identity of the depository and disclosure relating to the depository arrangements; and

     (8) any other rights, preferences, privileges, limitations or restrictions of the trust preferred securities consistent with the trust agreement or with applicable law, which may differ from those described herein.

Webster Capital Trust will also describe certain material United States federal income tax considerations applicable to any offering of trust preferred securities in the applicable prospectus supplement or term sheet.

GENERAL

     The trust preferred securities of Webster Capital Trust will rank equally, and payments will be made on the trust preferred securities equally, with the trust common securities of Webster Capital Trust except as described under "--Subordination of Trust Common Securities." Webster Capital Trust will use the proceeds from the sale of trust preferred securities and trust common securities to purchase an aggregate principal amount of junior subordinated debentures of Webster Financial equal to the aggregate liquidation amount of such the preferred securities and trust common securities. The property trustee of Webster Capital Trust will hold legal title to the junior subordinated debentures for the benefit of the holders of the related trust securities. In addition, Webster Financial will execute a guarantee for the benefit of the holders of the related trust preferred securities. The guarantees will not guarantee payment of distributions or amounts payable on redemption of the trust preferred securities or liquidation of Webster Capital Trust when it does not have funds legally available for payment. See "Description Of Guarantees."

     The revenue of Webster Capital Trust available for distribution to holders of its trust preferred securities will be limited to payments under the related junior subordinated debentures which Webster Capital Trust purchased with the proceeds from the sale of its trust securities. If Webster Financial fails to make a required payment in respect of the junior subordinated debentures, Webster Capital Trust will not have sufficient funds to make the related payments, including distributions, in respect of its trust preferred securities.

DEFERRAL OF DISTRIBUTIONS

     So long as no junior subordinated debenture event of default has occurred and is continuing, we will have the right under the junior subordinated debenture indenture to defer the payment of interest on the junior subordinated debentures at any time or from time to time for up to the maximum extension period specified in the applicable prospectus supplement or term sheet, provided that an extension period must end on an interest payment date and may not extend beyond the stated maturity of the junior subordinated debentures. If we elect to exercise our right to defer, Webster Capital Trust will defer distributions on the related trust preferred securities during any extension period. Distributions to which holders of the trust preferred securities are entitled during any extension period will continue to accumulate additional distributions specified in the applicable prospectus supplement or term sheet; provided that the additional distributions may not exceed the interest rate accruing on the related junior subordinated debentures. We have no current intention to exercise our right to defer payments of interest on the junior subordinated debentures it may issue and, accordingly, distributions on the related trust preferred securities.

REDEMPTION

     Upon the repayment at the stated maturity or redemption, in whole or in part, before the stated maturity of the junior subordinated debentures, the property trustee will apply the proceeds from the repayment or redemption to redeem an aggregate liquidation amount of the related trust securities equal to the aggregate principal amount of the junior subordinated debentures so repaid or redeemed, upon not less than 30 nor more than 60 days' prior written notice, at a redemption price equal to the aggregate liquidation amount plus accumulated distributions to the redemption date. Webster Capital Trust will redeem trust securities and pay the applicable redemption price on the redemption date only to the extent that it has funds legally available for the payment thereof. See "--Subordination of Trust Common Securities."

     If Webster Financial redeems less than all of the junior subordinated debentures before the stated maturity of the junior subordinated debentures, then Webster Capital Trust will use the proceeds of the redemption to redeem the related trust securities proportionately between its trust preferred securities and trust common securities except as described under "--Subordination of Trust Common Securities." If Webster Capital Trust redeems less than all of the trust preferred securities held in book-entry form, if any, Webster Capital Trust will redeem the trust preferred securities in accordance with the procedures of The Depository Trust Company, also known as DTC. See "--Global Trust Preferred Securities."

REDEMPTION PROCEDURES

     If Webster Capital Trust gives a notice of redemption in respect of its trust preferred securities, then, by 12:00 noon, New York City time, on the redemption date, to the extent funds are legally available,

     o with respect to trust preferred securities held by DTC or its nominee, the property trustee will deposit, or cause the paying agent for the trust preferred securities to deposit, irrevocably with DTC funds sufficient to pay the applicable redemption price and

     o with respect to trust preferred securities held in certificated form, the property trustee will irrevocably deposit with the paying agent funds sufficient to pay the applicable redemption price and will give the paying agent irrevocable instructions and authority to pay the applicable redemption price to the holders upon surrender of their certificates evidencing the trust preferred securities.

If Webster Capital Trust has given a notice of redemption and has deposited funds irrevocably as required, then, upon the date of such deposit, all rights of the holders of the trust preferred securities called for redemption will cease, except the right of the holders to receive the applicable redemption price, but without interest thereon, and the trust preferred securities will cease to be outstanding. In the event that any redemption date is not a business day, then Webster Capital Trust will pay the applicable redemption price payable on that date on the next succeeding day that is a business day, and without any interest or other payment in respect of any delay, with the same force and effect as if made on that date. In the event that Webster Capital Trust or Webster Financial improperly withholds payment or refuses to pay and has not paid the applicable redemption price under the guarantee as described under "Description Of Guarantees."

     o distributions on the related trust preferred securities will continue to accumulate from the redemption date originally established by Webster Capital Trust to the date the applicable redemption price is actually paid and

     o the actual payment date will be the redemption date for purposes of calculating the applicable redemption price.

     Subject to applicable law, including, without limitation, United States federal securities law, Webster Financial or its subsidiaries may at any time and from time to time purchase outstanding trust preferred securities by tender, in the open market or by private agreement.

LIQUIDATION OF WEBSTER CAPITAL TRUST AND DISTRIBUTION OF JUNIOR SUBORDINATED DEBENTURES

     Webster Financial will have the right at any time to dissolve Webster Capital Trust and cause the related junior subordinated debentures to be distributed to the holders of the trust securities of Webster Capital Trust in liquidation of Webster Capital Trust after satisfaction of liabilities to creditors of Webster Capital Trust as required by applicable law. This right to dissolve is subject to Webster Financial having received an opinion of counsel to the effect that the distribution will not be a taxable event to holders of the trust preferred securities of Webster Capital Trust and subject to any regulatory approval.

     Webster Capital Trust will automatically dissolve upon the first to occur of:

     (1) certain events of bankruptcy, dissolution or liquidation of Webster Financial;

     (2) the distribution of the related junior subordinated debentures to the holders of the trust securities of Webster Capital Trust, if Webster Financial, as sponsor, has given written direction to the property trustee to dissolve Webster Capital Trust, which direction is optional and, except as described above, wholly within the discretion of Webster Financial, as sponsor;

     (3) the conversion, exchange or redemption of all of the trust securities of Webster Capital Trust;

     (4) expiration of the term of Webster Capital Trust; and

     (5) the entry of an order for the dissolution of Webster Capital Trust by a court of competent jurisdiction.

     If a dissolution occurs as described in clause (1), (2), (4) or (5) above, the issuer trustees will liquidate Webster Capital Trust as expeditiously as the issuer trustees determine to be possible by distributing, after satisfaction of liabilities to creditors of Webster Capital Trust as provided by applicable law, to the holders of the trust securities the related junior subordinated debentures. If the property trustee determines that the distribution is not practicable, in which event the holders will be entitled to receive out of the assets of Webster Capital Trust legally available for distribution to holders, after satisfaction of liabilities to creditors of Webster Capital Trust as provided by applicable law, a liquidation distribution, which is an amount equal to the aggregate of the liquidation amount per trust security specified in the applicable prospectus supplement or term sheet plus accumulated distributions thereon to the date of payment. If Webster Capital Trust can only pay the liquidation distribution in part because it has insufficient assets legally available to pay in full the aggregate liquidation distribution, then Webster Capital Trust will pay amounts on its trust securities proportionately, except that if a junior subordinated debenture event of default has occurred and is continuing, the trust preferred securities of Webster Capital Trust will have a priority over the trust common securities of Webster Capital Trust in respect of liquidation distributions. See "--Subordination of Trust Common Securities."

     After a date is fixed for any distribution of junior subordinated debentures to holders of the related trust securities,

     (1) the trust securities will no longer be deemed to be outstanding;

     (2) each registered global certificate, if any, representing the trust securities will be exchanged for a registered global certificate representing the junior subordinated debentures to be delivered upon distribution; and

     (3) any trust securities in certificated form will be deemed to represent junior subordinated debentures having a principal amount equal to the liquidation amount of the trust securities, and bearing accrued interest in an amount equal to the accumulated distributions on the trust securities until certificates are presented to the administrative trustees or their agent for cancellation, whereupon Webster Financial will issue to the holder, and the junior subordinated debenture trustee will authenticate, junior subordinated debentures in certificated form.

     There can be no assurance as to the market prices for the trust preferred securities or the junior subordinated debentures that may be distributed in exchange for the trust preferred securities if a dissolution and liquidation of Webster Capital Trust were to occur. Accordingly, the trust preferred securities that an investor may purchase, or the junior subordinated debentures that the investor may receive on dissolution and liquidation of Webster Capital Trust, may trade at a discount to the price that the investor paid to purchase the trust preferred securities.

SUBORDINATION OF TRUST COMMON SECURITIES

     Webster Capital Trust will pay distributions on, and the applicable redemption price of, the trust securities equally among its trust preferred securities and its trust common securities based on their respective liquidation amounts; provided, however, that if on any distribution date or redemption date a junior subordinated debenture event of default has occurred and is continuing, Webster Capital Trust will not pay any distribution on, or applicable redemption price of, any of its trust common securities, and will not make any other payment on account of the redemption, liquidation or other acquisition of the trust common securities, unless payment in full in cash of all accumulated distributions on all of the outstanding trust preferred securities of Webster Capital Trust for all distribution periods terminating on or before the redemption, liquidation or other acquisition, or in the case of payment of the applicable redemption price, the full amount of the redemption price, will have been made or provided for. The property trustee will apply all available funds first to the payment in full in cash of all distributions on, or applicable redemption price of, the trust preferred securities then due and payable.

     Upon the occurrence and continuance of an event of default under the trust agreement, Webster Financial, as the holder of the trust common securities of Webster Capital Trust, will be deemed to have waived any right to act with respect to that event of default until the effect of the event of default will have been cured, waived or otherwise eliminated. Until any event of default has been so cured, waived or otherwise eliminated, the property trustee will act solely on behalf of the holders of the trust preferred securities of Webster Capital Trust and not on behalf of Webster Financial as the trust common securities holder, and only the holders of the trust preferred securities will have the right to direct the property trustee to act on their behalf.

EVENTS OF DEFAULT; NOTICE

     The occurrence of a junior subordinated debenture event of default, as described under "Description Of Junior Subordinated Debentures--Junior Subordinated Debenture Events of Default," will constitute an event of default under the trust agreement. Within five business days after the occurrence of an event of default under the trust agreement actually known to the property trustee, the property trustee will transmit notice of that event of default to the holders of the trust preferred securities of Webster Capital Trust, the administrative trustees and Webster Financial, as sponsor, unless the event of default will have been cured or waived.

     For a discussion of the limited circumstances in which holders of trust preferred securities may bring a direct action against Webster Financial, see "Description Of Junior Subordinated Debentures--Enforcement of Certain Rights by Holders of Trust Preferred Securities."

REMOVAL OF ISSUER TRUSTEES

     Unless a junior subordinated debenture event of default has occurred and is continuing, Webster Financial, as the holder of trust common securities of Webster Capital Trust, may remove the issuer trustees at any time. If a junior subordinated debenture event of default has occurred and is continuing, only the holders of a majority in liquidation amount of the outstanding trust preferred securities of Webster Capital Trust may remove the property trustee and the Delaware trustee at such time. In no event will the holders of the trust preferred securities have the right to vote to appoint, remove or replace the administrative trustees, which voting rights are vested exclusively in Webster Financial as the trust common securities holder. No resignation or removal of an issuer trustee, and no appointment of a successor trustee, will be effective until the acceptance of appointment by the successor trustee in accordance with the provisions of the trust agreement.

MERGER OR CONSOLIDATION OF ISSUER TRUSTEES

     Any person into which the property trustee, the Delaware trustee or any administrative trustee that is not a natural person may be merged or converted or with which it may be consolidated, or any person resulting from any merger, conversion or consolidation to which an issuer trustee will be a party, or any person succeeding to all or substantially all the corporate trust business of that issuer trustee, will be the successor of that issuer trustee under the trust agreement, provided that person will be otherwise qualified and eligible.

MERGERS, CONVERSIONS, CONSOLIDATIONS, AMALGAMATIONS OR REPLACEMENTS OF WEBSTER CAPITAL TRUST

     Webster Capital Trust may not merge with or into, convert into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to any corporation or other person, except as described below or as otherwise described under "--Liquidation of Webster Capital Trust and Distribution of Junior Subordinated Debentures." Webster Capital Trust may, at the request of Webster Financial, as sponsor, with the consent of the administrative trustees but without the consent of the holders of its trust preferred securities, merge with or into, convert into, consolidate, amalgamate, or be replaced by or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to a trust organized as such under the laws of any state of the United States; provided, that:

     (1) the successor entity either:

         o expressly assumes all of the obligations of Webster Capital Trust with respect to the trust securities of Webster Capital Trust or

         o substitutes for the trust securities of Webster Capital Trust successor securities, which are securities having substantially the same terms as the trust securities, so long as the successor securities rank the same as the trust securities rank in priority with respect to distributions and payments upon liquidation, redemption and otherwise;

     (2) Webster Financial expressly appoints a trustee of the successor entity possessing the same powers and duties as the property trustee with respect to the related junior subordinated debentures;

     (3) the successor securities are listed, or any successor securities will be listed upon notification of issuance, on each national securities exchange or other organization on which the trust securities of Webster Capital Trust are then listed, if any;

     (4) the merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause the trust securities, including any successor securities, of Webster Capital Trust or the related junior subordinated debentures to be downgraded or placed under surveillance or review by any nationally recognized statistical rating organization;

     (5) the merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the trust securities, including any successor securities, of Webster Capital Trust in any material respect, other than any dilution of the holders' interests in the new entity;

     (6) the successor entity has a purpose substantially identical to that of Webster Capital Trust;

     (7) prior to the merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease, Webster Financial has received an opinion from independent counsel to Webster Capital Trust experienced in these matters to the effect that:

         o the merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the trust securities, including any successor securities, of Webster Capital Trust in any material respect, other than any dilution of the holders' interests in the new entity, and

         o following the merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease, neither Webster Capital Trust nor the successor entity will be required to register as an investment company under the Investment Company Act of 1940, as amended; and

     (8) Webster Financial or any permitted successor or assignee owns all of the common securities of the successor entity and guarantees the obligations of the successor entity under the successor securities at least to the extent provided by the guarantee.

Notwithstanding the foregoing, Webster Capital Trust will not, except with the consent of each holder of its trust securities, consolidate, amalgamate, merge with or into, or be replaced by or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to any other entity or permit any other entity to consolidate, amalgamate, merge with or into, or replace it if the consolidation, amalgamation, merger, replacement, conveyance, transfer or lease would cause Webster Capital Trust or the successor entity not to be classified as a grantor trust for United States federal income tax purposes.

VOTING RIGHTS; AMENDMENT OF TRUST AGREEMENT

     Except as provided below and under "--Mergers, Conversions, Consolidations, Amalgamations or Replacements of Webster Capital Trust" and "Description Of Guarantees--Amendments and Assignment" and as otherwise required by law and the trust agreement, the holders of trust preferred securities will have no voting rights.

     Webster Financial, the property trustee and the administrative trustees may amend from time to time the trust agreement, without the consent of the holders of the trust securities of Webster Capital Trust,

     (1) to cure any ambiguity, correct or supplement any provisions in the trust agreement that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the trust agreement, which will not be inconsistent with the other provisions of the trust agreement, or

     (2) to modify, eliminate or add to any provisions of the trust agreement if necessary to ensure that Webster Capital Trust will be classified for United States federal income tax purposes as a grantor trust at all times that any of its trust securities are outstanding or to ensure that Webster Capital Trust will not be required to register as an investment company under the Investment Company Act;

provided, however, that in the case of (1) above, the modification will not adversely affect in any material respect the interests of the holders of the trust securities.

     The issuer trustees and Webster Financial may amend from time to time the trust agreement

     o with the consent of holders of a majority in liquidation amount of the outstanding trust securities of Webster Capital Trust, and

     o upon receipt by the issuer trustees of an opinion of nationally recognized counsel experienced in these matters to the effect that the amendment or the exercise of any power granted to the issuer trustees in accordance with the amendment will not affect Webster Capital Trust's status as a grantor trust for United States federal income tax purposes or Webster Capital Trust's exemption from status as an investment company under the Investment Company Act;

     provided, however, that, without the consent of each holder of such trust securities, the trust agreement may not be amended to

     o change the distribution rate, or manner of calculation of the distribution rate, amount, timing or currency or otherwise adversely affect the method of any required payment,

     o   change the purpose of Webster Capital Trust,

     o authorize the issuance of any additional beneficial interests in Webster Capital Trust,

     o   change the conversion, exchange or redemption provisions,

     o change the conditions precedent for Webster Financial to elect to dissolve Webster Capital Trust and distribute the related junior subordinated debentures to the holders of the trust securities,

     o change the liquidation distribution or other provisions relating to the distribution of amounts payable upon the dissolution and liquidation of Webster Capital Trust,

     o   affect the limited liability of any holder of the trust securities or

     o restrict the right of a holder of the trust securities to institute suit for the enforcement of any required payment on or after the due date therefor or for the conversion or exchange of the trust securities in accordance with their terms.

     So long as the property trustee holds any junior subordinated debentures, the issuer trustees will not

     o direct the time, method and place of conducting any proceeding for any remedy available to the junior subordinated debenture trustee, or execute any trust or power conferred on the property trustee, with respect to the junior subordinated debentures,

     o waive certain past defaults under the junior subordinated debenture indenture,

     o exercise any right to rescind or annul a declaration of acceleration of the maturity of the principal of the junior subordinated debentures or

     o consent to any amendment, modification or termination of the junior subordinated debenture indenture or the junior subordinated debentures, where consent will be required, without, in each case, obtaining the prior approval of the holders of a majority in liquidation amount of all outstanding trust preferred securities of Webster Capital Trust;

provided, however, that where a consent under the junior subordinated debenture indenture would require the consent of each holder of junior subordinated debentures affected thereby, the property trustee will not consent without the prior approval of each holder of the related trust preferred securities. The issuer trustees will not revoke any action previously authorized or approved by a vote of the holders of trust preferred securities except by subsequent vote of the holders. The property trustee will notify each holder of trust preferred securities of any notice of default with respect to the related junior subordinated debentures. In addition to obtaining approvals of holders of trust preferred securities referred to above, prior to taking any of the foregoing actions, the issuer trustees will obtain an opinion of nationally recognized counsel experienced in these matters to the effect that Webster Capital Trust will not be classified as an association taxable as a corporation for United States federal income tax purposes on account of such action.

     Any required approval of holders of trust preferred securities may be given at a meeting of the holders convened for this purpose or by written consent. The property trustee will cause a notice of any meeting at which holders of trust preferred securities are entitled to vote, or of any matter upon which action by written consent of the holders is to be taken, to be given to each holder of record of trust preferred securities in the manner set forth in the trust agreement.

     Notwithstanding that holders of trust preferred securities are entitled to vote or consent under any of the circumstances referred to above, any trust preferred securities that are owned by Webster Financial or any affiliate of Webster Financial will, for purposes of this vote or consent, be treated as if they were not outstanding.

GLOBAL TRUST PREFERRED SECURITIES

     If specified in the applicable prospectus supplement or term sheet, trust preferred securities may be represented by one or more global certificates deposited with, or on behalf of, DTC, or other depository identified in the prospectus supplement or term sheet, or a nominee DTC or other depository, in each case for credit to an account of a participant in DTC or other depository. The identity of the depository and the specific terms of the depository arrangements with respect to the trust preferred securities to be represented by one or more global certificates will be described in the applicable prospectus supplement or term sheet. However, unless otherwise specified in the applicable prospectus supplement or term sheet, DTC will be the depository and the depository arrangements described in this prospectus.

PAYMENT AND PAYING AGENT

     Payments in respect of any global certificate representing trust preferred securities will be made to Cede & Co. as nominee of DTC or other applicable depository or its nominee, which will credit the relevant accounts at DTC or other depository on the applicable payment dates, while payments in respect of trust preferred securities in certificated form will be made by check mailed to the address of the holder entitled thereto as the address will appear on the register. The paying agent will initially be the property trustee and any co-paying agent chosen by the property trustee and acceptable to the administrative trustees and Webster Financial. The paying agent will be permitted to resign as paying agent upon 30 days' prior written notice to the property trustee, the administrative trustees and Webster Financial. In the event that the property trustee will no longer be the paying agent, the administrative trustees will appoint a successor, which will be a bank or trust company acceptable to the administrative trustees and Webster Financial, to act as paying agent.

REGISTRAR AND TRANSFER AGENT

     The property trustee will act as registrar and transfer agent for the trust preferred securities.

     Registration of transfers of trust preferred securities will be effected without charge by or on behalf of Webster Capital Trust, but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. Webster Capital Trust will not be required to register or cause to be registered the transfer of its trust preferred securities after they have been converted, exchanged, redeemed or called for redemption.

INFORMATION CONCERNING THE PROPERTY TRUSTEE

     The property trustee, other than during the occurrence and continuance of an event of default under the trust agreement, will undertake to perform only the duties as are specifically set forth in the trust agreement and, during the continuance of that event of default, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to the foregoing, the property trustee will not be under any obligation to exercise any of the powers vested in it by the trust agreement at the request of any holder of the related trust securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby. If no event of default has occurred and is continuing and the property trustee is required to decide between alternative causes of action, construe ambiguous provisions in the trust agreement or is unsure of the application of any provision of the trust agreement, and the matter is not one on which holders of trust preferred securities or trust common securities are entitled under the trust agreement to vote, then the property trustee will take the action as is directed by Webster Financial and if not so directed, will take the action as it deems advisable and in the best interests of the holders of the related trust securities and will have no liability except for its own bad faith, negligence or willful misconduct.

MISCELLANEOUS

     The administrative trustees are authorized and directed to conduct the affairs of and to operate Webster Capital Trust in such a way that

     o Webster Capital Trust will not be deemed to be an investment company required to be registered under the Investment Company Act,

     o Webster Capital Trust will be classified as a grantor trust for United States federal income tax purposes and

     o the related junior subordinated debentures will be treated as indebtedness of Webster Financial for United States federal income tax purposes.

Webster Financial and the administrative trustees are authorized to take any action, not inconsistent with applicable law, the certificate of trust of Webster Capital Trust or the trust agreement, that the administrative trustees determine in their discretion to be necessary or desirable for those purposes, as long as that action does not materially adversely affect the interests of the holders of the related trust securities.

     Holders of trust preferred securities will not have any preemptive or similar rights.

     Webster Capital Trust may not borrow money, issue debt, execute mortgages or pledge any of its assets.


                           DESCRIPTION OF GUARANTEES

     Webster Financial will execute and deliver a guarantee concurrently with the issuance by Webster Capital Trust of its trust preferred securities for the benefit of the holders from time to time of the trust preferred securities and will be held for the holders by a guarantee trustee. Webster Financial will qualify the guarantee as an indenture under the Trust Indenture Act; the guarantee is subject to, and governed by, the Trust Indenture Act. This summary of certain terms and provisions of a guarantee does not purport to be complete and is subject to, and qualified in its entirety by reference to, all of the provisions of the guarantee, including the definitions of terms, and those made a part of the guarantee by the Trust Indenture Act.

GENERAL

     Webster Financial will irrevocably agree to pay in full on a subordinated basis, to the extent set forth herein, the guarantee payments to the holders of the related trust preferred securities, as and when due, regardless of any defense, right of set-off or counterclaim that Webster Capital Trust may have or assert other than the defense of payment. The following payments constitute guarantee payments with respect to trust preferred securities and, to the extent not paid by or on behalf of Webster Capital Trust, will be subject to the guarantee:

     (1) any accumulated distributions required to be paid on the trust preferred securities, to the extent that Webster Capital Trust has funds legally available therefor at such time;

     (2) the applicable redemption price with respect to the trust preferred securities called for redemption, to the extent that Webster Capital Trust has funds legally available therefor at such time; or

     (3) upon a voluntary or involuntary dissolution and liquidation of Webster Capital Trust, other than in connection with the distribution of the related junior subordinated debentures to holders of the trust preferred securities or the redemption, conversion or exchange of the trust preferred securities, the lesser of

         o the amounts due upon the dissolution and liquidation of Webster Capital Trust, to the extent that Webster Capital Trust has funds legally available therefor at the time and

         o the amount of assets of Webster Capital Trust remaining available for distribution to holders of its trust preferred securities after satisfaction of liabilities to creditors of Webster Capital Trust as required by applicable law.

Webster Financial's obligation to make a guarantee payment may be satisfied by direct payment of the required amounts by Webster Financial to the holders of the trust preferred securities entitled to those payments or by causing Webster Capital Trust to pay those amounts to the holders.

     Webster Financial will, through the guarantee, the trust agreement, the related junior subordinated debentures and the junior subordinated debenture indenture, taken together, fully, irrevocably and unconditionally guarantee all of Webster Capital Trust's obligations under its trust preferred securities. No single document standing alone or operating in conjunction with fewer than all of the other documents constitutes the guarantee. It is only the combined operation of these documents that has the effect of providing a full, irrevocable and unconditional guarantee of Webster Capital Trust's obligations under its trust preferred securities.

RANKING

     The guarantee will constitute an unsecured obligation of Webster Financial and will rank

     (1) subordinate and junior in right of payment to all other liabilities of Webster Financial, including the senior debt securities, the senior subordinated debt securities and the junior subordinated debentures, except those made equally or subordinate by their terms, and

     (2) senior to all capital stock now or hereafter issued by Webster Financial and to any guarantee now or hereafter entered into by Webster Financial in respect of any of its capital stock.

The trust agreement provides that each holder of trust preferred securities by acceptance of the trust preferred securities agrees to the subordination provisions and other terms of the related guarantee. The guarantee will rank equally with all other guarantees to be issued by Webster Financial with respect to securities of other trusts similar to Webster Capital Trust.

     The guarantee will not limit the amount of secured or unsecured debt, including senior indebtedness under the junior subordinated debenture indenture, that may be incurred by Webster Financial or any of its subsidiaries.

GUARANTEE OF PAYMENT

     The guarantee will constitute a guarantee of payment and not of collection. This means that the guaranteed party may institute a legal proceeding directly against Webster Financial to enforce its rights under the guarantee without first instituting a legal proceeding against any other person or entity. A guarantee will not be discharged except by payment of the related guarantee payments in full to the extent not paid by Webster Capital Trust or upon distribution of its trust preferred securities to the holders of the related junior subordinated debentures.

AMENDMENTS AND ASSIGNMENT

     Except with respect to any changes that do not materially adversely affect the rights of holders of the related trust preferred securities, in which case no approval will be required, the guarantee may not be amended without the prior approval of the holders of a majority of the liquidation amount of the outstanding trust preferred securities. The manner of obtaining any approval will be as set forth under "Description Of Trust Preferred Securities--Voting Rights; Amendment of a Trust Agreement." All guarantees and agreements contained in the guarantee will bind the successors, assigns, receivers, trustees and representatives of Webster Financial and will inure to the benefit of the holders of the related trust preferred securities then outstanding.

EVENTS OF DEFAULT

     An event of default under a guarantee will occur upon the failure of Webster Financial to perform any of its payment or other obligations under the guarantee, provided that, except with respect to a default in respect of any guarantee payment, Webster Financial will have received notice of the default and will not have cured the default within 60 days of receipt of a notice of default. The holders of a majority in liquidation amount of the related trust preferred securities will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the guarantee trustee in respect of the guarantee or to direct the exercise of any trust or power conferred upon the guarantee trustee under the guarantee.

     If the guarantee trustee fails to enforce the guarantee, any holder of the related trust preferred securities may institute a legal proceeding directly against Webster Financial to enforce its rights under the guarantee without first instituting a legal proceeding against Webster Capital Trust, the guarantee trustee or any other person or entity.

TERMINATION

     A guarantee will terminate and be of no further force and effect upon full payment of the applicable redemption price of the related trust preferred securities, upon full payment of all amounts due upon the dissolution and liquidation of Webster Capital Trust or upon the conversion or exchange of all of the related trust preferred securities, whether upon distribution of junior subordinated debentures to the holders of the trust preferred securities or otherwise. A guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the related trust preferred securities must restore payment of any sums paid under the trust preferred securities or the guarantee.

GOVERNING LAW

     The guarantee will be governed by and construed in accordance with the laws of the State of New York.

INFORMATION CONCERNING THE GUARANTEE TRUSTEE

     The guarantee trustee, other than during the occurrence and continuance of a default by Webster Financial in performance of a guarantee, will undertake to perform only the duties as are specifically set forth in the guarantee and, during the continuance of that default, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her own affairs. Subject to the foregoing, the guarantee trustee will not be under any obligation to exercise any of the powers vested in it by a guarantee at the request of any holder of the related trust preferred securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby.

LIMITED PURPOSE OF WEBSTER CAPITAL TRUST

     The trust preferred securities will represent preferred beneficial interests in Webster Capital Trust. Webster Capital Trust exists for the sole purpose of issuing and selling its trust securities, using the proceeds from the sale of its trust securities to acquire the related junior subordinated debentures of Webster Financial and engaging in only those other activities necessary, advisable or incidental thereto.

RIGHTS UPON DISSOLUTION

     Unless the junior subordinated debentures are distributed to holders of the related trust securities, upon any voluntary or involuntary dissolution and liquidation of Webster Capital Trust, after satisfaction of the liabilities of creditors of Webster Capital Trust as required by applicable law, the holders of the trust securities will be entitled to receive, out of assets held by Webster Capital Trust, the liquidation distribution in cash. See "Description of Trust Preferred Securities--Liquidation of Webster Capital Trust and Distribution of Junior Subordinated Debentures." Upon any voluntary or involuntary liquidation or bankruptcy of Webster Financial, the property trustee, as holder of the junior subordinated debentures, would be a creditor of Webster Financial, subordinated in right of payment to all senior indebtedness under the junior subordinated debenture indenture, but entitled to receive payment in full of principal and premium, if any, and interest in respect of the junior subordinated debentures, before any stockholders of Webster Financial receive payments or distributions.


                       DESCRIPTION OF PURCHASE CONTRACTS
                              AND PURCHASE UNITS

     We may issue purchase contracts, representing contracts obligating holders to purchase from us, and Webster Financial to sell to the holders, purchase contract securities, at a future date or dates. The price per purchase contract security may be fixed at the time the purchase contracts are issued or may be determined by reference to a specific formula set forth in the purchase contracts. The purchase contracts may be issued separately or as purchase units consisting of a purchase contract and either

     o senior debt securities, senior subordinated debt securities or junior subordinated debentures,

     o debt obligations of third parties, including U.S. Treasury securities, or

     o   trust preferred securities of Webster Capital Trust,

securing the holder's obligations to purchase the purchase contract security under the purchase contract. Under the purchase contracts, we may be required to make periodic payments to the holders of the purchase units or vice versa and the payments may be unsecured or prefunded on some basis. The purchase contracts may require holders to secure their obligations under the contracts in a specified manner and, in specified circumstances, we may deliver newly issued prepaid purchase contracts, or prepaid securities, when we transfer to a holder any collateral securing the holder's obligations under the original purchase contract.

     The applicable prospectus supplement or term sheet will describe the terms of any purchase contracts or purchase units and, if applicable, prepaid securities.

                             PLAN OF DISTRIBUTION

     Webster Financial and Webster Capital Trust may sell the offered securities:

         o    directly to purchasers,

         o    through agents,

         o    through dealers,

         o    through underwriters,

         o    directly to its stockholders, or

         o    through a combination of any of these methods of sale.

     The prospectus supplement or term sheet relating to a series of the offered securities will set forth its offering terms, including the name or names of any underwriters, dealers or agents, the purchase price of the offered securities and the proceeds to Webster Financial and/or Webster Capital Trust from the sale, any underwriting discounts, commissions and other items constituting underwriters' compensation, any initial public offering price and any underwriting discounts, commissions and other items allowed or reallowed or paid to dealers or agents and any securities exchanges on which the offered securities may be listed.

     Webster Financial and Webster Capital Trust may use one or more underwriters in the sale of the offered securities, in which case the offered securities will be acquired by the underwriter or underwriters for their own account and may be resold from time to time in one or more transactions either:

         o    at a fixed price or prices, which may be changed,

         o    at market prices prevailing at the time of sale,

         o    at prices related to the prevailing market prices, or

         o    at negotiated prices.

     Webster Financial and Webster Financial Trust may directly solicit offers to purchase offered securities. Agents designated by Webster Financial and/or Webster Financial Trust from time to time may also solicit offers to purchase offered securities. Any agent designated by Webster Financial and/or Webster Financial Trust, who may be deemed to be an "underwriter" as that term is defined in the Securities Act, involved in the offer or sale of the offered securities in respect of which this prospectus is delivered will be named, and any commissions payable by Webster Financial and/or Webster Financial Trust to such agent will be set forth in the prospectus supplement or term sheet.

     If a dealer is utilized in the sale of the offered securities in respect of which this prospectus is delivered, Webster Financial and/or Webster Financial Trust will sell the offered securities to the dealer, as principal. The dealer, who may be deemed to be an "underwriter" as that term is defined in the Securities Act, may then resell the offered securities to the public at varying prices to be determined by the dealer at the time of resale.

     If an underwriter is, or underwriters are, used in the sale, Webster Financial and, if applicable, Webster Capital Trust will execute an underwriting agreement with the underwriters at the time of sale to them. The names of the underwriters will be set forth in the prospectus supplement or term sheet, which will be used by the underwriter to make resales of the offered securities in respect of which this prospectus is delivered to the public. In connection with the sale of offered securities, the underwriter may be deemed to have received compensation from Webster Financial and/or Webster Capital Trust in the form of underwriting discounts or commissions and may also receive commissions from purchasers of offered securities for whom they may act as agents. Underwriters may also sell offered securities to or through dealers, and the dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.

     If so indicated in the applicable prospectus supplement or term sheet, Webster Financial and/or Webster Capital Trust will authorize underwriters, dealers or other persons to solicit offers by certain institutions to purchase offered securities from Webster Financial and/or Webster Capital Trust at the public offering price set forth in the applicable prospectus supplement or term sheet pursuant to delayed delivery contracts providing for payment and delivery on a future date or dates. Institutions with which these contracts may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others. The obligations of any purchasers under any delayed delivery contract will not be subject to any conditions except that:

     o the purchase of the offered securities shall not at the time of delivery be prohibited under the laws of the jurisdiction to which the purchaser is subject; and

     o if the offered securities are also being sold to underwriters, Webster Financial and/or Webster Capital Trust will have sold to the underwriters the offered securities not sold for delayed delivery.

     The underwriters, dealers and other persons will not have any responsibility in respect of the validity or performance of the contracts. The prospectus supplement or term sheet relating to the contracts will set forth the price to be paid for offered securities pursuant to the contracts, the commission payable for solicitation of the contracts and the date or dates in the future for delivery of offered securities pursuant to the contracts.

     Offered securities may also be offered and sold, if so indicated in the prospectus supplement or term sheet, in connection with a remarketing upon their purchase, in accordance with a redemption or repayment pursuant to their terms, or otherwise, by one or more remarketing firms, acting as principals for their own accounts or as agents for Webster Financial and/or Webster Capital Trust. Any remarketing firm will be identified and the terms of its agreement, if any, with Webster Financial and/or Webster Capital Trust and its compensation will be described in the applicable prospectus supplement or term sheet. Remarketing firms may be deemed to be underwriters in connection with their remarketing of offered securities.

     Underwriters, dealers, remarketing firms and agents may be entitled, under agreements that may be entered into with Webster Financial and/or Webster Capital Trust, to indemnification by Webster Financial and/or Webster Capital Trust against certain civil liabilities, including liabilities under the Securities Act, or to contribution with respect to payments which they may be required to make in respect thereof and may engage in transactions with, or perform services for, Webster Financial in the ordinary course of business.

     Any underwriter may engage in over-allotment, stabilizing transactions, short-covering transactions and penalty bids in accordance with Regulation M under the Securities Exchange Act. Over-allotment involves sales in excess of the offering size, which create a short position. Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum. Short-covering transactions involve purchases of the securities in the open market after the distribution is completed to cover short positions. Penalty bids permit the underwriters to reclaim a selling concession from a dealer when the securities originally sold by the dealer are purchased in a covering transaction to cover short positions. Those activities may cause the price of the securities to be higher than it would otherwise be. If commenced, the underwriters may discontinue any of the activities at any time.

     The anticipated date of delivery of offered securities will be set forth in the applicable prospectus supplement or term sheet relating to each offer.

                                 LEGAL MATTERS

     Certain legal matters in connection with the offered securities will be passed upon for Webster Financial and Webster Capital Trust by Hogan & Hartson L.L.P., Washington, D.C., counsel to Webster Financial, and for the agents or underwriters by Brown & Wood LLP, New York, New York, unless otherwise specified in the applicable prospectus supplement or term sheet.

                                    EXPERTS

     The consolidated financial statements of Webster Financial at December 31, 1998 and 1997, and for each of the years in the three-year period ended December 31, 1998, have been incorporated by reference into this prospectus and in the registration statement in reliance upon the report of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

 ============================================================================





                                  $200,000,00



                        [WEBSTER FINANCIAL CORPORATION]

        [Debt Securities] [Common Stock] [Preferred Stock] [Depositary
           [Shares] [Purchase Contracts] [Purchase Units] [Warrants]

                          [WEBSTER CAPITAL TRUST III

                   Trust Preferred Securities Guaranteed By
                        Webster Financial Corporation]









                             PROSPECTUS SUPPLEMENT









                          [Name[s] of Underwriter[s]]






                               __________, 1999



 ============================================================================

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     Estimated fees and expenses, other than underwriting discounts and commissions, payable by Webster Financial in connection with the issuance and distribution of the offered securities are as follows:

  Registration Fee.......................................... $55,600
  Printing and Duplicating Expenses......................... *
  Legal Fees and Expenses................................... *
  Accounting Fees and Expenses.............................. *
  Miscellaneous............................................. *
                                                             ------------
                                                             ============
         Total............................................   $  *
                                                             ============

*        To be filed by amendment.

ITEM 15.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Reference is made to the provisions of Article 6 of Webster Financial's restated certificate of incorporation, as amended, and the provisions of
Article IX of Webster Financial's Bylaws, as amended.

     Webster Financial is a Delaware corporation subject to the applicable indemnification provisions of the General Corporation Law of the State of Delaware (the "Delaware Corporation Law"). Section 145 of the Delaware Corporation Law provides for the indemnification, under certain circumstances, of persons who are or were directors, officers, employees or agents of Webster Financial, or are or were serving at the request of Webster Financial in such a capacity with another business organization or entity, against expenses, judgments, fines and amounts paid in settlement in actions, suits or proceedings, whether civil, criminal, administrative, or investigative, brought or threatened against or involving such persons because of such person's service in any such capacity. In the case of actions brought by or in the right of Webster Financial, Section 145 provides for indemnification only of expenses, and only upon a determination by the Court of Chancery or the court in which such action or suit was brought that, in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses.

     Webster Financial's Bylaws provide for indemnification of directors, officers, trustees, employees and agents of Webster Financial, and for those serving in such roles with other business organizations or entities, in the event that such person was or is made a party to (or is threatened to be made a party to) any civil, criminal, administrative, arbitration or investigative action, suit, or proceeding (other than an action by or in the right of Webster Financial) by reason of the fact that such person is or was serving in such a capacity for or on behalf of Webster Financial. Webster Financial will indemnify any such person against expenses (including attorneys' fees), judgments, fines, penalties and amounts paid in settlement if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Webster Financial, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Similarly, Webster Financial will indemnify such persons for expenses reasonably incurred and settlements reasonably paid in actions, suits, or proceedings brought by or in the right of Webster Financial, if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of Webster Financial; provided, however, that no indemnification will be made against expenses in respect of any claim, issue, or matter as to which such person is adjudged to be liable to Webster Financial or against amounts paid in settlement unless and only to the extent that there is a determination made by the appropriate party set forth in the Bylaws that the person to be indemnified is, in view of all the circumstances of the case, fairly and reasonably entitled to indemnity for such expenses or amounts paid in settlement. In addition, Webster Financial may purchase and maintain insurance on behalf of any person who is or was a director, officer, trustee, employee, or agent of Webster Financial or is acting in such capacity for another business organization or entity at Webster Financial's request, against any liability asserted against such person and incurred in such capacity, or arising out of such person's status as such, whether or not Webster Financial would have the power or obligation to indemnify him against such liability under the provisions of Article IX of Webster Financial's Bylaws.

     Article 6 of Webster Financial's restated certificate of incorporation provides that no director will be personally liable to Webster Financial or its stockholders for monetary damages for breach of fiduciary duty as a director other than liability

     o for any breach of such director's duty of loyalty to Webster Financial or its shareholders, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law,

     o for any payment of a dividend or approval of a stock repurchase that is illegal under Section 174 of the Delaware Corporation Law, or

     o for any transaction from which the director derived an improper personal benefit.

     The foregoing indemnity and insurance provisions have the effect of reducing directors' and officers' exposure to personal liability for actions taken in connection with their respective positions.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Webster Financial pursuant to the foregoing provisions, or otherwise, Webster Financial has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Webster Financial of expenses incurred or paid by a director, officer or controlling person of Webster Financial in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Webster Financial will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     Webster Capital Trust's trust agreement provides that no trustee, affiliate of any trustee or any officers, directors, stockholders, members, partners, employees, representatives or agents of any trustee or any employee or agent of Webster Capital Trust or its affiliates, each referred to as an "indemnified person," shall be liable, responsible or accountable in damages or otherwise to any employee or agent of Webster Capital Trust or its affiliates, or any officers, directors, stockholders, employees, representatives or agents of Webster Financial or its affiliates or to any holders of trust preferred securities of Webster Capital Trust for any loss, damage or claim incurred by reason of any act or omission performed or omitted by the indemnified person in good faith on behalf of Webster Capital Trust and in a manner the indemnified person reasonably believed to be within the scope of the authority conferred on it by the trust agreement or by law, except that the indemnified person shall be liable for any loss, damage or claim incurred by reason of that indemnified person's gross negligence (or, in the case of the property trustee of Webster Capital Trust, negligence) or willful misconduct with respect to such acts or omissions. The trust agreement also provides that, to the fullest extent permitted by applicable law, Webster Capital shall indemnify and hold harmless each indemnified person from and against any loss, damage or claim incurred by an indemnified person by reason of any act or omission performed or omitted by the indemnified person in good faith on behalf of Webster Capital Trust and in a manner the indemnified person reasonably believed to be within the scope of authority conferred on it by the trust agreement, except that no indemnified person shall be entitled to be indemnified in respect of any loss, damage or claim incurred by the indemnified person by reason of gross negligence (or, in the case of the property trustee of Webster Capital Trust, negligence) or willful misconduct with respect to such acts or omissions. The trust agreement further provides that to the fullest extent permitted by applicable law, expenses (including legal fees) incurred by an indemnified person in defending any claim, demand, action, suit or the final disposition of such claim, demand, action, suit or proceeding shall, from time to time, be advanced by Webster Financial prior to the final disposition of such claim, demand, action, suit or proceeding upon receipt by Webster Financial of an undertaking by or on behalf of the indemnified person to repay such amount if it shall be determined that the indemnified person is not entitled to be indemnified pursuant to the trust agreement.

ITEM 16.   EXHIBITS

*   1.1       Form of Underwriting Agreement

    4.1       Specimen of Common Stock Certificate of Webster Financial

*   4.2       Form of Certificate of Designations

*   4.3       Form of Trust Agreement

*   4.4       Form of Senior Debt Indenture

*   4.5       Form of Senior Subordinated Debt Indenture

*   4.6       Form of Junior Subordinated Debenture Indenture

*   4.7       Form of Guarantee

*   5.1       Opinion of Hogan & Hartson L.L.P. regarding the legality of the securities being registered

    12.1      Statement Regarding Computation of Ratios

*   23.1      Consent of Hogan & Hartson L.L.P. (included as part of Exhibit
              5.1)

    23.2      Consent of KPMG LLP

    24.1      Power of Attorney

*   25. Statement on Form T-1 of Eligibility of Trustee
----------------------
     *To be filed by amendment or by a Current Report on Form 8-K pursuant to Regulation S-K, Item 601(b).

ITEM 17.   UNDERTAKINGS

(a)      Webster Financial hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

                  (ii) To reflect in the prospectus any facts or events
                       arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of the Registration Fee" table in the effective registration statement;

                 (iii) To include any material information with respect to
                       the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraphs (1)(i) and (1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act that are incorporated by reference in the registration statement.

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) Webster Financial hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of Webster Financial's annual report pursuant to Section 13(a) or section 15(d) of the Securities Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Webster Financial hereby undertakes to file an application for the purpose of determining the eligibility of the trustee to act under subsection (a) of Section 310 of the Trust Indenture Act in accordance with the rules and regulations prescribed by the Commission under Section 305(b)(2) of the Act.

                                  SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrants have duly caused this registration statement to be signed on their behalf by the undersigned, thereunto duly authorized, in the City of Waterbury, State of Connecticut, on June 25, 1999.

WEBSTER FINANCIAL CORPORATION


By:             /s/ James C. Smith
         ----------------------------------------
         James C. Smith
         Chairman and Chief Executive Officer

WEBSTER CAPITAL TRUST III


By:             /s/ John V. Brennan
         ----------------------------------------
         John V. Brennan
         Administrative Trustee

By:             /s/ Peter J. Swiatek
         ----------------------------------------
         Peter J. Swiatek
         Administrative Trustee



     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated on June 25, 1999.

Signature                                                 Title
---------                                                 -----
                                         Chairman and Chief Executive Officer,
   /s/ James C. Smith                     Principal Executive Officer
------------------------
     James C. Smith

   /s/ John V. Brennan                   Executive Vice President, Chief
------------------------                   Financial Officer and Treasurer,
     John V. Brennan                       Principal Financial Officer,
                                           Principal Accounting Officer

   /s/ Richard H. Alden*                 Director
------------------------
     Richard H. Alden

   /s/ Achille A. Apicella*              Director
----------------------------
     Achille A. Apicella

   s/ Joel S. Becker*                    Director
------------------------
     Joel S. Becker

   /s/ O. Joseph Bizzozero, Jr.*         Director
--------------------------------
     O. Joseph Bizzozero, Jr.

   /s/ George T. Carpenter*              Director
---------------------------
     George T. Carpenter

   /s/ John J. Crawford*                 Director
--------------------------
      John J. Crawford

   /s/ Harry P. DiAdamo, Jr.*            Director
------------------------------
      Harry P. DiAdamo, Jr.

  /s/ Robert A. Finkenzeller*            Director
------------------------------
      Robert A. Finkenzeller

/s/  C. Michael Jacobi                   Director
-------------------------
     C. Michael Jacobi

   /s/ John F. McCarthy*                 Director
-------------------------
     John F. McCarthy

   /s/ Sister Marguerite Waite*          Director
-------------------------------
     Sister Marguerite Waite


By:     /s/ John V. Brennan
----------------------------
*By Power of Attorney
         John V. Brennan

     Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Waterbury, State of Connecticut, on June 25, 1999.

                                               WEBSTER FINANCIAL CORPORATION


                                       By:  /s/ James C. Smith
                                       ------------------------
                                       James C. Smith
                                       Chairman and Chief Executive Officer

                               INDEX TO EXHIBITS

*   1.1       Form of Underwriting Agreement

    4.1       Specimen of Common Stock Certificate of Webster Financial

*   4.2       Form of Certificate of Designations

*   4.3       Form of Trust Agreement

*   4.4       Form of Senior Debt Indenture

*   4.5       Form of Senior Subordinated Debt Indenture

*   4.6       Form of Junior Subordinated Debenture Indenture

*   4.7       Form of Guarantee

*   5.1       Opinion of Hogan & Hartson L.L.P. regarding the legality of the securities being registered

    12.1      Statement Regarding Computation of Ratios

*   23.1      Consent of Hogan & Hartson L.L.P. (included as part of Exhibit
              5.1)

    23.2      Consent of KPMG LLP

    24.1      Power of Attorney

*   25.       Statement on Form T-1 of Eligibility of Trustee
----------------------
       * To be filed by amendment or by a Current Report on Form 8-K pursuant to Regulation S-K, Item 601(b).

                                                                    Exhibit 4.1

                      SEE REVERSE SIDE FOR CERTAIN LEGENDS
         NUMBER                                                       SHARES
      --SPECIMEN--                                                 --SPECIMEN--

COMMON STOCK

                               [LOGO APPEARS HERE]

                          WEBSTER FINANCIAL CORPORATION

                      SEE REVERSE FOR CERTAIN RESTRICTIONS

                                                              CUSIP 814279 10 5
This Certifies that -- SPECIMEN--

is the owner of   --SPECIMEN--

FULLY PAID AND NONASSESSABLE SHARES OF COMMON STOCK, $0.01 PAR VALUE PER SHARE,
OF

Webster Financial Corporation (the "Corporation"), a Delaware corporation. The shares represented by this certificate are transferable only on the stock transfer books of the Corporation by the holder of record hereof, or by his duly authorized attorney or legal representative, upon the surrender of this certificate properly endorsed. This certificate is not valid until countersigned and registered by the Corporation's transfer agent and registrar.

     IN WITNESS WHEREOF, the Corporation has caused this certificate to be executed by the facsimile signature of its duly authorized officers and has caused its facsimile corporate seal to be hereunto affixed.

Dated:
                               [SEAL APPEARS HERE]


                                            BY:


COUNTERSIGNED AND REGISTERED:               CHAIRMAN AND CHIEF EXECUTIVE
                                            OFFICER
BY:      AMERICAN STOCK TRANSFER
         & TRUST COMPANY
         NEW YORK
                                 TRANSFER AGENT
                                 AND REGISTRAR

                                 AUTHORIZED SIGNATURE

                          WEBSTER FINANCIAL CORPORATION

     The shares represented by this certificate are issued subject to all the provisions of the certificate of incorporation and bylaws of Webster Financial Corporation (the "Corporation") as from time to time amended (copies of which are on file at the principal executive office of the Corporation), to all of which the holder by acceptance hereof assents.

     The certificate of incorporation of the Corporation prohibits the following: (a) until December 19, 1991, the direct or indirect acquisition by any person of the beneficial ownership of ten percent or more of the outstanding voting stock of the Corporation, or the making by any person of any offer to acquire ten percent or more of such stock, unless such acquisition or offer has received the prior approval of two thirds of the board of directors of the Corporation; (b) the direct or indirect acquisition by any person, at any time, of the beneficial ownership of ten percent or more of the outstanding voting stock of the Corporation, unless prior to such acquisition such person has received the approval of two thirds of the outstanding shares of such voting stock and all required federal regulatory approvals; and (c) after December 19, 1991, the making by any person of any offer to acquire ten percent or more of the outstanding voting stock of the Corporation, if the Corporation's common stock is then traded on a national securities exchange or quoted on NASDAQ, unless such offer shall have received the prior approval of two thirds of the board of directors of the Corporation or, alternatively, before the offer is made, the acquisition has received all required federal regulatory approvals. These offer and purchase restrictions are not applicable to an employee stock ownership plan or other employee benefit plan of the Corporation or its subsidiaries. In the event that voting stock of the Corporation is acquired by any person in violation of the foregoing provisions, all shares owned by such person in excess of ten percent of all outstanding voting stock of the Corporation are prohibited from being voted or counted as voting stock in connection with any matter submitted to a stockholder vote, and the board of directors of the Corporation may cause such excess shares to be transferred to an independent trustee for sale. The foregoing provisions are effective as long as Webster Bank continues to be a majority-owned subsidiary of the Corporation.

     The certificate of incorporation also includes a provision the general effect of which is to require an 80% vote of all shareholders to approve a merger or similar transactions with a 10% or more shareholder or affiliate thereof, unless the transaction is either approved by two thirds of the continuing directors not elected by such interested shareholder or at a price not less than the maximum amount paid by such interested shareholder in purchasing the 10% or more interest in the Corporation.

     The Corporation will furnish to any shareholder upon request and without charge a full statement of the powers, designations, preferences and relative, participating, optional or other special rights of each authorized class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights, to the extent that the same have been fixed, and of the authority of the board of directors to designate the same with respect to other series. Such request may be made to the Corporation or to its transfer agent and registrar.

                                _________________

                                  ABBREVIATIONS


     The following abbreviations, when used in the inscription on the face of this certificate, shall be construed as though they were written out in full according to applicable laws or regulations:


     TEN COM - as tenants in common                UNIF GIFT MIN ACT-__________Custodian__________
     TEN ENT - as tenants by the entireties                            (Cust)            (Minor)
     JT TEN  - as joint tenants with rights of                       under Uniform Gifts to Minors
               survivorship and not as tenants                       Act_______________
               in common                                                    (State)

     Additional abbreviations may also be used though not in the above list.
                                _________________

         For value received, ____________________________________ hereby sell, assign and transfer unto

PLEASE INSERT SOCIAL SECURITY OR OTHER
     IDENTIFYING NUMBER OF ASSIGNEE

[RECTANGULAR BOX APPEARS HERE]

_______________________________________________________________________________
   (PLEASE PRINT OR TYPE NAME AND ADDRESS, INCLUDING POSTAL CODE, OF ASSIGNEE)

_______________________________________________________________________________

_______________________________________________________________________________

______________________________________________ shares represented by the within certificate, and do hereby irrevocably constitute and appoint _________________

_______________________________________________________________________________

Attorney to transfer the said shares on the books of the Corporation with full power of substitution in the premises.


Dated

________________________    ___________________________________________________
                            NOTICE:    The signature to this assignment must
                                       correspond with the name as written upon the face of the certificate, in every particular, without alteration or enlargement or any change whatever.

                                                                  EXHIBIT 12.1





                                     RATIO OF EARNINGS TO FIXED CHARGES EXCLUDING INTEREST ON
                                                             DEPOSITS

                                                                                                                          THREE
--------------------------------                                                                                          MONTHS
                                                                                                                          ENDED
                                                                        YEAR ENDED DECEMBER 31,                         MARCH 31,
                                                  -----------------------------------------------------------------     ---------
EARNINGS                                              1994          1995         1996          1997          1998          1999
--------------------------------                  ----------     ---------     ---------    ---------     ---------     ---------
Income before taxes                                  55,369        65,235        86,596       66,838       115,009        33,016
Plus: Fixed Charges                                  36,594        51,127        61,168      108,964       160,610        34,898
Less: Interest capitalized                                0             0             0            0             0             0
Less: Preferred Stock Dividend
   Requirement                                       (1,716)       (1,296)       (1,149)
                                                  ----------     ---------     ---------    ---------     ---------     ---------
                  Total Earnings                     90,247       115,066       146,615      175,802       275,619        67,914
                                                  ==========     =========     =========    =========     =========     =========

FIXED CHARGES
--------------------------------
Interest on Borrowings                               31,956        47,042        55,686      104,325       155,730        33,742
Plus: ESOP Int. Exp                                      84            73            77           55            36             6
Plus: Amortization of Debt
   Expense                                                0             0             0            0             0             0
   Plus: Rental Expense                               2,838         2,716         4,256        4,584         4,844         1,200
Plus: Preferred Stock Dividend
   Requirement                                        1,716         1,296         1,149
                                                  ----------     ---------     ---------    ---------     ---------     ---------
Total Fixed Charges                                  36,594        51,127        61,168      108,964       160,610        34,948
                                                  ==========     =========     =========    =========     =========     =========

Earnings in Excess (Deficit) of
   Fixed Charges                                     53,653        63,939        85,447       66,838       115,009        33,016

Ratio of Earnings/Fixed Charges                        2.47          2.25          2.40         1.61          1.72           1.95


                                     RATIO OF EARNINGS TO FIXED CHARGES INCLUDING INTEREST ON
                                                             DEPOSITS

                                                                                                                          THREE
--------------------------------                                                                                          MONTHS
                                                                                                                          ENDED
                                                                        YEAR ENDED DECEMBER 31,                         MARCH 31,
                                                  -----------------------------------------------------------------     ---------
EARNINGS                                              1994          1995         1996          1997          1998          1999
--------------------------------                  ----------     ---------     ---------    ---------     ---------     ---------
Income before taxes                                  55,369        65,235        86,596       66,838       115,009        33,016
Plus: Fixed Charges                                 219,209       255,091       290,391      332,443       381,898        83,528
Less: Interest capitalized                                0             0             0            0             0             0
Less: Preferred Stock Dividend
   Requirement                                       (1,716)       (1,296)       (1,149)
                                                  ----------     ---------     ---------    ---------     ---------     ---------
                  Total Earnings                    272,862       319,030       375,838      399,281       496,907       116,544
                                                  ==========     =========     =========    =========     =========     =========

FIXED CHARGES
--------------------------------
Interest on Borrowings                               31,956        47,042        55,686      104,325       155,730        33,742
Plus: Interest on Deposits                          182,615       203,964       229,223      223,479       221,288        48,580
Plus: ESOP Int. Exp                                      84            73            77           55            36             6
Plus: Amortization of Debt
   Expense                                                0             0             0            0             0             0
Plus: Rental Expense                                  2,838         2,716         4,256        4,584         4,844         1,200
Plus: Preferred Stock Dividend
   Requirement                                        1,716         1,296         1,149
                                                  ----------     ---------     ---------    ---------     ---------     ---------
Total Fixed Charges                                 219,209       255,091       290,391      332,443       381,898        83,528
                                                  ==========     =========     =========    =========     =========     =========

Earnings in Excess (Deficit) of                      53,653        63,939        85,447       66,838       115,009        33,016
   Fixed Charges

Ratio of Earnings/Fixed Charges                        1.25          1.25          1.30         1.21          1.31           1.40


                                                                  EXHIBIT 23.1


                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

The Board of Directors
Webster Financial Corporation:

We consent to the use of our report incorporated herein by reference and to the reference to our firm under the heading "Experts" in the Prospectus.


/s/ KPMG LLP


Hartford, Connecticut
June 25, 1999

                                                                Exhibit 24.1


                               POWER OF ATTORNEY

                    for Registration Statement on Form S-3

                  Each director whose signature appears below appoints James
C. Smith or John V. Brennan, jointly and severally, each in his own capacity, as true and lawful attorneys-in-fact, with full power of substitution in such director's name, place and stead, in any and all capacities to sign the Registration Statement on Form S-3 and any amendments to the Form S-3, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that said attorney-in-fact, or their substitute or substitutes may lawfully do or cause to be done by virtue hereof.

                  This Power of Attorney may be signed in counterparts.


                                      [Signatures on following page]

         IN WITNESS WHEREOF, the undersigned have executed this Power of Attorney on June 25, 1999.




/s/  Richard H. Alden                    /s/  Achille A. Apicella
---------------------------------        ---------------------------------
Richard H. Alden                         Achille A. Apicella


/s/  Joel S. Becker                      /s/  O. Joseph Bizzozero, Jr.
----------------------------------       ----------------------------------
Joel S. Becker                           O. Joseph Bizzozero, Jr.


/s/  George T. Carpenter                 /s/  John J. Crawford
----------------------------------       ----------------------------------
George T. Carpenter                      John J. Crawford


/s/  Henry P. DiAmado, Jr.               /s/  Robert A. Finkenzeller
----------------------------------       ----------------------------------
Henry P. DiAmado, Jr.                    Robert A. Finkenzeller


/s/  C. Michael Jacobi                   /s/  John F. McCarthy
----------------------------------       ----------------------------------
C. Michael Jacobi                         John F. McCarthy


/s/  James C. Smith                      /s/  Sister Marguerite Waite
----------------------------------       ----------------------------------
James C. Smith                           Sister Marguerite Waite